Exhibit 10.54

LEASE
by and between
BMR-10255 SCIENCE CENTER LP,
a Delaware limited partnership
and
AFFYMETRIX, INC.,
a Delaware corporation

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LEASE
THIS LEASE (this “Lease”) is entered into as of this 20th day of June, 2014 (the “Execution Date”), by and between BMR-10255 SCIENCE CENTER LP, a Delaware limited partnership (“Landlord”), and AFFYMETRIX, INC., a Delaware corporation (“Tenant”).
RECITALS
A.WHEREAS, Landlord owns certain real property (the “Property”) and the improvements on the Property located at 10255 Science Center Drive, San Diego, California 92121, including the building located thereon (the “Building” and, together with the Property, the “Project”); and
B.WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, the Premises (as defined below), pursuant to the terms and conditions of this Lease, as detailed below.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.Lease of Premises.
1.1.    Subject to the provisions of Section 1.2 below, effective on the Term Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises shown on Exhibit A attached hereto, including shafts, cable runs, mechanical spaces, rooftop areas, landscaping, parking facilities, private drives and other improvements and appurtenances related thereto (including the Building), for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses (collectively, the “Premises”).
1.2.    This Lease and all of the terms and conditions set forth herein are expressly contingent and conditioned upon the renewal right (the “Renewal Right”) held by Sequenom, Inc., a Delaware corporation (“Sequenom”), pursuant to the lease dated as of April 29, 2007 by and between BMR-10240 (as defined below) (formerly known as BMR-10240 Science Center Drive LLC and as successor-in-interest to TC Torrey Pines, LLC) and Sequenom (as successor-in-interest to eBioscience, Inc.) (the “Sequenom Lease”) whereby Sequenom leases the building that includes the 10240 Premises (as defined below), being either (a) terminated and/or waived by the express terms of the Sequenom Lease or (b) otherwise terminated and/or waived by Sequenom in writing. In the event that Sequenom timely exercises its Renewal Right (“Renewal Event”), (x) Landlord shall deliver written notice to Tenant (“Renewal Event Notice”), (y) this Lease shall automatically terminate and be of no further force or effect and (z) Landlord shall return to Tenant the Security Deposit, to the extent delivered to Landlord, and any other sums paid by Tenant to Landlord in connection with this Lease.

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1.3.    Further, for a period of up to one hundred twenty (120) days after the occurrence of the Renewal Event (and only if the Renewal Event occurs), Tenant shall have the right to submit invoices to Landlord for reimbursement for the following actual and reasonable third-party, out-of-pocket costs to the extent incurred by Tenant: (a) any and all costs incurred under Subsections 4.3(p) and 4.3(q) of this Lease, subject to a cap of One Hundred Thirty-Eight Thousand Five Dollars ($138,005), provided that such cap shall be reduced dollar-for-dollar by any amounts paid to Tenant and/or Subtenant pursuant to the Letter Agreement (as defined below), (b) any and all costs incurred for any excess parking to the extent required by Tenant as a result of lack of parking availability at the Premises, including any costs incurred to obtain excess parking from the adjacent property owner, Takeda California, Inc., collectively, the items under this subsection (b), subject to a cap of Three Thousand Seven Hundred Eighty Dollars ($3,780) and (c) any and all costs related to the purchase or rental of office furniture or rental of trailers by Tenant for its employees for the construction period contemplated under Section 4.3 of the Work Letter, including any related insurance or relocation costs, subject to a cap of Twenty-Eight Thousand Five Hundred Fifty-Six Dollars ($28,556) for the office furniture (and any related insurance or relocation costs) and Twenty-Five Thousand Four Hundred Nineteen Dollars ($25,419) for the office trailer (and any related insurance or relocation costs) (collectively, the “Rental Costs”). Within thirty (30) days after Landlord’s receipt of (y) any such invoices, together with proof of payment of such costs as is reasonably satisfactory to Landlord and (z) unconditional lien releases for all such costs from each contractor, subcontractor and material supplier that are entitled to place a lien on the Property under Applicable Laws, in a form acceptable to Landlord and complying with Applicable Laws, Landlord shall reimburse Tenant for such costs. The provisions of this Section shall survive the termination of this Lease.
1.4.    In the event the Renewal Event occurs, Tenant, in its sole and absolute discretion, shall have the right to elect by written notice (the “Short Term Lease Notice”) delivered to Landlord within ninety (90) days after Tenant’s receipt of the Renewal Event Notice, to lease the entire Premises (and no less than the entire Premises) (the “Short Term Lease”) for a period of up to twelve (12) months after the expiration of the term of the Ligand Lease on substantially similar terms as Subtenant under the Sublease, except (a) the Short Term Lease shall be a direct lease with Landlord, (b) the monthly base rent shall be One Hundred Forty-Two Thousand Four Hundred Eleven and 00/100 Dollars ($142,411.00), (c) there shall be no security deposit, guaranty, letter of credit or similar security device required, (d) in accordance with Section 18.6 of the Ligand Lease, in the event that Landlord, in its sole and absolute discretion (without any obligation to do so), elects to perform any capital repairs and/or replacements, Tenant shall only be required to pay the amortized costs relating to such capital repairs and/or replacements over the useful life thereof, as reasonably determined by Landlord, in accordance with generally accepted accounting principles, (e) Tenant shall have no obligation to pay any periodic payments into the Reserve Fund, (f) Tenant’s obligations in the Short Term Lease with respect to Hazardous Materials shall be the same as Tenant’s obligations under Article 21 of this Lease, (g) Tenant shall be responsible for all liabilities, costs and expenses relating to compliance with the ADA arising in connection with or as a result of Tenant’s use and occupancy of the Premises, including any work performed by Tenant; (h) Landlord shall not be required to consent to (and Tenant shall not make) any transfer, assignment, sublet, sale or hypothecation of the Short Term Lease or Tenant’s rights thereunder which would jeopardize or violate the rules and regulations pertaining to Landlord’s status as a real estate investment trust and

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(i) the provisions of Sections 2.2 and 2.3 of the Sublease and any other provisions of the Sublease under which Landlord cannot perform as a result of property or interests not held by Landlord shall not be included in the Short Term Lease. Any such lease shall be expressly subject to the conditions set forth in Sections 4.1(b), 4.1(c) and 4.1(d). Upon Landlord’s receipt of the Short Term Lease Notice, Landlord and Tenant shall enter into a written lease that shall include the terms set forth in this Section above. In the event Landlord does not receive the Short Term Lease Notice within ninety (90) days after Tenant’s receipt of the Renewal Event Notice, Tenant’s right to lease the Premises pursuant to the Short Term Lease shall be null and void and of no further force or effect.
2.Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.
2.1.    This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.
2.2.    “Rentable Area” of the Premises: Approximately 53,740 square feet, subject to adjustment pursuant to the terms hereof
2.3.    Initial monthly and annual installments of Base Rent for the Premises (“Base Rent”) as of the Term Commencement Date, subject to adjustment under this Lease:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
Months 1-12	53,740	$2.65 monthly	$142,411.00	$1,708,932.00
Months 13-24	53,740	$2.73 monthly	$146,710.20	$1,760,522.40
Months 25-36	53,740	$2.81 monthly	$151,009.40	$1,812,112.80
Months 37-48	53,740	$2.89 monthly	$155,308.60	$1,863,703.20
Months 49-60	53,740	$2.98 monthly	$160,145.20	$1,921,742.40
Months 61-72	53,740	$3.07 monthly	$164,981.80	$1,979,781.60
Months 73-84	53,740	$3.16 monthly	$169,818.40	$2,037,820.80
Months 85-91	53,740	$3.25 monthly	$174,655.00	$2,095,860.00*
* Note: Based on twelve (12) months of monthly Base Rent
2.4.    Estimated Term Commencement Date: August 22, 2015
2.5.    Estimated Term Expiration Date: March 21, 2023

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2.6.    Security Deposit: $142,411.00, subject to increase in accordance with the terms hereof
2.7.    Permitted Use: Office and laboratory use in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined below), committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises or any portion thereof, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations (“Applicable Laws”)
2.8.    Address for Rent Payment:        BMR-10255 Science Center LP
Attention Entity 647
P.O. Box 511415
Los Angeles, California 90051-7970

2.9.	Address for Notices to Landlord: BMR-10255 Science Center LP
17190 Bernardo Center Drive
San Diego, California 92128
Attn: Vice President, Real Estate Legal

2.10.	Address for Notices to Tenant: AFFYMETRIX, Inc. 10255 Science Center Drive San Diego, California 92121
2.11.    Address for Invoices to Tenant:    AFFYMETRIX, Inc.
                        10255 Science Center Drive
                        San Diego, California 92121
2.12.    The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A	Premises

Exhibit B	Work Letter

Exhibit B-1	Tenant Work Insurance Schedule

Exhibit B-2	Approved Schematic Plans

Exhibit C	Acknowledgement of Term Commencement Date and Term Expiration Date

Exhibit D	Landlord’s Initial Repair/Replacement Obligations

Exhibit E	Landlord’s Ongoing Repair/Replacement Obligations

Exhibit F	Form of Letter of Credit

Exhibit G	Rules and Regulations

Exhibit H	Tenant’s Personal Property

Exhibit I	Form of Estoppel Certificate

Exhibit J	Form of Nondisturbance and Attornment Agreement

3.Term. The actual term of this Lease (as the same may be accelerated and extended pursuant to Article 4 hereof, as the same may be extended pursuant to Article 42 hereof, and as the same may be earlier terminated in accordance with this Lease, the “Term”) shall commence on the actual Term

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Commencement Date (as defined in Article 4) and end on the date that is ninety-one (91) months after the actual Term Commencement Date (such date, the “Term Expiration Date”), subject to earlier termination of this Lease as provided herein. TENANT HEREBY WAIVES THE REQUIREMENTS OF SECTION 1933 OF THE CALIFORNIA CIVIL CODE, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.
4.Possession and Commencement Date.
4.1.    Tenant acknowledges that Ligand Pharmaceuticals, Inc., a Delaware corporation (“Ligand”) and Landlord are parties to that certain Lease, dated July 6, 1994, whereby Ligand leases the Premises from Landlord pursuant to the terms and conditions set forth therein (as amended, the “Ligand Lease”). Ligand currently subleases the Premises to Tenant’s affiliate eBioscience, Inc., a California corporation (“Subtenant”) pursuant to that certain Sublease Agreement dated December 6, 2007 (as amended, the “Sublease”). Subject to (a) the terms and conditions set forth herein, (b) any holdover by Ligand or Subtenant, (c) the surrender of the Premises by Ligand and Subtenant in accordance with the terms and conditions set forth in the Ligand Lease and the Sublease, respectively and (d) Ligand and Subtenant’s compliance with the terms and conditions of that certain Consent to Sublease dated as of December 13, 2007, by and among Landlord, Ligand and Subtenant (the “Original Consent to Sublease”), as amended by the Consent to Sublease Amendment (as defined below) (collectively, the “Consent to Sublease”), Landlord shall use commercially reasonable efforts to tender possession of the Premises to Tenant on the Estimated Term Commencement Date. Subject to the terms and conditions set forth in this Article 4 and the Work Letter, Landlord shall use commercially reasonable efforts to Substantially Complete the work (the “Tenant Improvements”) required of Landlord described in the Work Letter attached hereto as Exhibit B (the “Work Letter”), the Additional ADA Work (as defined in Section 5.1), if any, and the performance of that certain equipment repair, replacement and installation as specifically set forth on Exhibit D attached hereto (the “Landlord’s Initial Repair/Replacement Obligations”), in each case as of the Term Commencement Date. Tenant agrees that in the event Landlord is unable to (g) deliver possession of the Premises on the Estimated Term Commencement Date for any reason (including as a result of any holdover by Ligand or Subtenant or failure by Ligand or Subtenant to surrender the Premises to Landlord in accordance with all of the terms and conditions of the Ligand Lease and the Sublease, respectively, or to comply with the terms and conditions of the Consent to Sublease) or (h) Substantially Complete any of the Tenant Improvements, any Additional ADA Work (as defined in Section 5.1) and/or any of Landlord’s Initial Repair/Replacement Obligations on or before the Term Commencement Date, then (k) this Lease shall not be void or voidable, (l) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, (m) only in the case of subsection (g) above, the Term Expiration Date shall be extended accordingly and (n) only in the case of subsection (g) above, Tenant shall not be responsible for the payment of any Base Rent until the actual Term Commencement Date as described in Section 4.2 occurs (for purposes of clarity, the foregoing is not intended to limit Tenant’s remedies expressly set forth in Section 4.8). For purposes of this Lease and the Work Letter, the term “Substantially Complete” or “Substantial Completion” (p) with respect to the Tenant Improvements, means that the Tenant Improvements are substantially complete in accordance with the Approved Plans (as defined in the Work Letter), except for Punchlist Items (as defined in the Work Letter) which Landlord has agreed to complete in writing in accordance with the Work Letter, and a certificate of occupancy or a

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temporary certificate of occupancy (or their equivalent) has been issued, (q) with respect to the Additional ADA Work (as defined in Section 5.1), means that the Additional ADA Work is substantially complete, except for minor punch list items which Landlord has agreed to complete in writing and (r) with respect to Landlord’s Initial Repair/Replacement Obligations, means that Landlord’s Initial Repair/Replacement Obligations are substantially complete in accordance with Exhibit D attached hereto, except for minor punch list items which Landlord has agreed to complete in writing. Notwithstanding anything in this Lease (including the Work Letter) to the contrary, Landlord’s obligation to timely achieve Substantial Completion shall be (y) contingent upon Ligand, Subtenant and Landlord entering into an amendment to the Original Consent to Sublease, in form and substance reasonably acceptable to Landlord to permit Landlord to enter the necessary portions of the Premises to perform Landlord’s Work (as defined in below) (the “Consent to Sublease Amendment”) and (z) subject to extension on a day-for-day basis as a result of Force Majeure (as defined below) and/or any delay caused by Tenant, Subtenant and/or Ligand.
4.2.    The “Term Commencement Date” shall be the day Landlord tenders possession of the Premises to Tenant. If Landlord’s ability to tender possession is delayed by action or inaction of Tenant or Subtenant which is not cured within two (2) business days after Tenant receives written notice thereof from Landlord (which cure period is not intended to shorten any approval period set forth in the Work Letter), then the Term Commencement Date shall be the date that the Term Commencement Date would have occurred but for such delay. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Term Commencement Date and the Term Expiration Date within ten (10) days after Tenant takes occupancy of the Premises, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Term Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Premises required for the Permitted Use by Tenant shall not serve to extend the Term Commencement Date.
4.3.    At all times from and after the Execution Date (including with respect to Landlord’s Ongoing Repair/Replacement Obligations (as defined below), as needed during the Term), Tenant shall allow Landlord and its contractors and subcontractors entry and access to the necessary portions of the Premises (which right of entry and access shall include the right to place any construction trailer(s) or similar temporary structure(s) on the Premises) in order to perform the Tenant Improvements, the Additional ADA Work (as defined below), Landlord’s Initial Repair/Replacement Obligations and Landlord’s Ongoing Repair/Replacement Obligations (collectively, “Landlord’s Work”). Landlord shall cause the Tenant Improvements to be constructed in the Premises pursuant to the Work Letter at a cost to Landlord not to exceed (a) Three Million Seven Hundred Twenty-Four Thousand One Hundred Fifty-Five Dollars ($3,724,155.00) (the “TI Allowance”), plus (b) up to an additional Forty Thousand Dollars ($40,000) (the “Restroom Allowance”) to the extent needed for the completion of the restroom improvements for the Premises comprising a portion of the Tenant Improvements described in the Approved Plans (the “Restroom Improvements”); provided that, the TI Allowance shall be reduced dollar-for-dollar by any tenant improvement allowance used by Tenant with respect to any tenant improvements constructed for Tenant with respect to the premises leased by Tenant from Landlord’s affiliate BMR-10240 Science Center Drive LP, a Delaware limited partnership (“BMR-10240”), located at 10240 Science Center

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Drive, San Diego, California (the “10240 Premises”) in accordance with that certain Lease dated as of June 20, 2014, by and between BMR-10240 and Tenant (the “10240 Lease”), so that in no event shall the tenant improvement allowance for tenant improvements to be constructed by Landlord with respect to the Premises and the 10240 Premises exceed Three Million Seven Hundred Twenty-Four Thousand One Hundred Fifty-Five Dollars ($3,724,155.00) in the aggregate, except to the extent that the Restroom Allowance is needed to complete the Restroom Improvements for the Premises. For clarification purposes, the term “TI Allowance” shall mean and refer to the foregoing aggregate amount as appropriately reduced from time to time as such funds are expended (including by reimbursement to Tenant pursuant to Section 4.2 of the Work Letter and reimbursement of the Initial Design Work Amount to Tenant and/or Subtenant pursuant to the Letter Agreement); provided that, such aggregate amount shall not apply to, nor shall the TI Allowance be reduced by, the Restroom Allowance to the extent used by Tenant for the Restroom Improvements constructed for Tenant at the Premises. The TI Allowance (and the Restroom Allowance, but only to the extent applicable to the Restroom Improvements) may be applied to the costs of (m) construction, (n) project review by Landlord (which fee shall equal two percent (2%) of the cost of the Tenant Improvements and any Additional ADA Work, including the TI Allowance but excluding the Restroom Allowance), (o) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord, (p) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (q) building permits and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Tenant Improvements or any Additional ADA Work, (r) costs and expenses for labor, material, equipment and fixtures, provided that no more than ten percent (10%) of the TI Allowance may be applied towards the purchase or rental of (1) any furniture, personal property or other non-building system equipment or trade fixtures (including the Rental Costs) and (2) moving expenses and (s) the project management fee to a third party project manager (which fee shall not exceed $47,149.50). For clarification purposes, the foregoing ten percent (10%) limitation on costs and expenses for furniture, personal property and other non-building system equipment shall be applied to the aggregate costs and expenses incurred under both this Lease and the 10240 Lease such that the TI Allowance may only be applied to up to ten percent (10%) of the aggregate costs and expenses for furniture, personal property and other non-building system equipment under this Lease and the 10240 Lease. Similarly, the cap on the project management fee to a third party project manager shall be applied to the aggregate fees incurred under both this Lease and the 10240 Lease such that the TI Allowance may only be used for up to $47,149.50 of the aggregate project management fees to a third party project manager under this Lease and the 10240 Lease. The Restroom Allowance may only be applied to the cost of the Restroom Improvements. In no event shall the TI Allowance or the Restroom Allowance be used for (w) payments to Tenant or any affiliates of Tenant, (x) except as otherwise provided in this Section with respect to the TI Allowance, the purchase of any furniture, personal property or other non-building system equipment, (y) costs resulting from any default by Tenant of its obligations under this Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).
4.4.    Tenant shall have until the date that is twelve (12) months following the Term Commencement Date (such date, the “TI Deadline”), to expend the unused portion of the TI Allowance and the Restroom Allowance, after which date Landlord’s obligation to fund such costs

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shall expire. Notwithstanding the foregoing, in the event there is any unused portion of the TI Allowance and/or the Restroom Allowance as of the TI Deadline, Tenant shall be entitled to a credit against Rent payable under this Lease, provided such credit shall not exceed Five Dollars ($5.00) per square foot of the Rentable Area of the Premises. Except as expressly provided in the foregoing sentence, Tenant shall not be entitled to a credit against Rent payable under this Lease for any unused TI Allowance and/or Restroom Allowance.
4.5.    Landlord has agreed to endeavor to use Rudolph & Sletten Inc. as the initial general contractor for the Tenant Improvements; provided that, Landlord shall have the right, in its sole and absolute discretion, to remove and replace Rudolph & Sletten Inc. with a general contractor selected by Landlord and reasonably approved by Tenant. Landlord agrees to allow three (3) subcontractors (selected by Landlord and reasonably approved by Tenant) to bid on the mechanical, electrical and plumbing trades in connection with the Tenant Improvements, provided that Landlord shall have the right to select the final subcontractors for such work from the bids submitted to Landlord, subject to Tenant’s reasonable approval. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. Notwithstanding anything in this Lease (including the Work Letter) to the contrary, Landlord’s obligation to commence the Tenant Improvements, expend any portion of the TI Allowance and to timely achieve Substantial Completion shall be contingent upon Tenant reasonably approving in a timely manner Landlord’s selection (and replacement, if applicable) of the general contractor and the final subcontractors for the mechanical, electrical and plumbing trades in connection with the Tenant Improvements in accordance with this Section.
4.6.    Tenant acknowledges that Landlord will be constructing some or all of Landlord’s Work in the Premises during the term of the Sublease and/or during the Term. To the fullest extent permitted by Applicable Laws, Tenant hereby waives and releases Landlord and its affiliates and their respective members, directors, officers and employees from, and expressly assumes the risk of injury, loss or damage, including death, from any and all known and unknown causes arising from, or in connection with the completion of Landlord’s Work, including any loss or damage to any of Tenant’s personal property, provided, however, that the foregoing waiver and release shall not be deemed to include, and Tenant does not waive or release, any claims for actual and direct (as opposed to indirect, special, exemplary, consequential and punitive) damages arising from such injury, loss or damage to the extent caused by the gross negligence or willful misconduct of Landlord or its employees. Except as expressly provided in Section 4.8, in no event shall Landlord’s performance of Landlord’s Work (x) cause Tenant’s rent to abate, (y) give rise to any claim by Tenant for damages or (z) constitute a forcible or unlawful entry, a detainer or an eviction of Tenant. Notwithstanding Landlord’s performance of Landlord’s Work, except as expressly set forth in Section 2.4 of the Work Letter, Tenant acknowledges that neither Landlord nor any agent of Landlord has made and expressly disclaims any representations or warranties, express or implied, with respect to Landlord’s Work (including without limitation with respect to its suitability for the conduct of Tenant’s business), and Tenant’s ongoing repair and maintenance obligations under the Lease shall remain in full force and effect. Tenant covenants and agrees to reasonably cooperate with Landlord and Landlord’s contractors and subcontractors in connection with the construction of Landlord’s Work. Following Substantial Completion of the Tenant Improvements, Landlord agrees to use commercially reasonable efforts (which efforts shall in no event be interpreted to require Landlord

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to file or pursue any litigation) to enforce any warranties received by Landlord with respect to the Tenant Improvements.
4.7.    Notwithstanding any provision in this Lease to the contrary, in the event that the Ligand Lease is terminated prior to its natural expiration for any reason solely caused by Ligand (i.e., not arising from, caused by or in any way connected to Subtenant’s or Tenant’s actions or inactions), then Landlord shall have the right, at Landlord’s election (in its sole and absolute discretion), to either: (a) cause Subtenant to attorn to Landlord pursuant to and in accordance with the terms of the Consent to Sublease or (b) allow the Sublease to terminate concurrently with the termination of the Ligand Lease by its terms. If Landlord makes the election in subsection (b) of the immediately precedeing sentence, then (m) Subtenant shall be deemed to have surrendered possession of the Premises, (n) Tenant shall be deemed to be in occupancy of the Premises for purposes of this Lease, (o) Tenant’s possession and occupancy of the Premises shall be governed by the provisions of this Lease (as required to be amended as set forth below) and (p) no later than ten (10) days after such termination date, Landlord and Tenant shall enter into an amendment of this Lease (on Landlord’s form) providing that (x) the Term Commencement Date shall be accelerated to the date that is concurrent with the termination date of the Ligand Lease and the Sublease, (y) Tenant’s obligation to pay (i) Base Rent to Landlord for the Premises during the period from the accelerated Term Commencement Date through August 22, 2015 shall be equal to the “Base Rent” payable by Subtenant under the terms of the Sublease for such period per month (which for purposes of clarity shall mean the “Base Rent” set forth in Section 1.1 of the Sublease, as escalated therein), after which period the amount of the Base Rent shall be as set forth in the chart in Section 2.3, except that the dates in such chart would be based on the Estimated Term Commencement Date rather than the accelerated Term Commencement Date and (ii) Additional Rent to Landlord shall be as provided in Article 7 below, without any offset, reduction or abatement except as expressly provided in Section 4.8, Article 7, Article 24 or Article 25, and (z) the Term Expiration Date shall be extended to be coterminous with the expiration of the 10240 Lease (the “Lease Amendment”). Upon any such termination of the Ligand Lease, Landlord shall provide Tenant with written notice of Landlord’s election pursuant to this Section hereof. In the event Landlord elects to accelerate the Term Commencement Date pursuant to Subsection 4.7(b) hereof, any failure to execute and deliver the Lease Amendment shall not affect or negate Tenant’s obligations under this Lease (as required to be amended as set forth above) and shall not affect Tenant’s liability under this Lease, however, any such failure on the part of Tenant shall constitute a Default by Tenant under this Lease. In no event shall Landlord be liable for any prepaid rents or security deposit paid by Subtenant to Ligand under the Sublease, nor shall Landlord be liable for any other defaults of Ligand under the Sublease.
4.8.    In the event that Substantial Completion of the Tenant Improvements does not occur by the Outside Date (as defined below), then Tenant’s obligation to pay Base Rent shall abate on a day-for-day basis (commencing as of the first day of the eighth (8th) month of the initial Term) for each one (1) full day in the period from the Outside Date until the date upon which the Tenant Improvements are Substantially Complete (the “Abatement Remedy”); provided that, at any point after the occurrence of the Outside Date, the Abatement Remedy shall be tolled on a day-for-day basis as a result of any Force Majeure (as defined below) and/or any Tenant Delay (as defined below). The term “Outside Date” means September 1, 2015, as such date shall be extended on a

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day-for-day basis as a result of any Force Majeure and any Tenant Delay. In addition to the foregoing, if Substantial Completion of the Tenant Improvements has not occurred on or before the Self-Help Outside Date (as defined below), then Tenant may elect to complete the construction of the Tenant Improvements in accordance with the terms and conditions of this Lease and the Work Letter by delivering to Landlord written notice of such election within fifteen (15) days after the Self-Help Outside Date (the “Self-Help Remedy”). If Landlord does not receive notice from Tenant electing to exercise the Self-Help Remedy within such fifteen (15) day period, then Tenant shall be deemed to have waived the Self-Help Remedy and the Self-Help Remedy shall be void and of no further force or effect. The term “Self-Help Outside Date” means January 1, 2016, as such date shall be extended on a day-for-day basis as a result of any Force Majeure and any Tenant Delay. In the event that Tenant elects to exercise Tenant’s Self-Help Remedy, (a) Landlord shall continue to contribute the TI Allowance and Restroom Allowance toward the costs and expenses incurred in connection with the performance of the Tenant Improvements in accordance with this Lease and the Work Letter, and (b) Tenant shall be entitled to reimbursement by Landlord of Tenant’s actual reasonable and necessary, out-of-pocket costs and expenses incurred in completing the construction of the Tenant Improvements in accordance with this Lease and the Work Letter. Landlord shall contribute and reimburse any amounts owed to Tenant pursuant to Subsections 4.8(a) and 4.8(b) within thirty (30) days following Landlord’s receipt from Tenant of a detailed invoice setting forth a particularized breakdown of the costs and expenses incurred and paid in connection with Tenant’s completion of the Tenant Improvements accompanied by proof reasonably acceptable to Landlord of the costs incurred and paid by Tenant and unconditional lien releases for all such costs from each contractor, subcontractor and material supplier that are entitled to place a lien on the Property under Applicable Laws, in a form acceptable to Landlord and complying with Applicable Laws, from the contractor and each subcontractor with respect to the amount to be contributed and/or reimbursed; provided, that in no event shall Landlord be obligated to contribute or reimburse any amounts in excess of the TI Allowance. Tenant shall only use the contractors selected by Landlord pursuant to Section 4.5 and the Work Letter, and Landlord shall reasonably cooperate with Tenant in connection with Tenant’s completion of the Tenant Improvements. If Tenant timely elects to exercise the Self-Help Remedy, then, in no event shall Tenant’s right to receive the Abatement Remedy extend beyond the earlier to occur of (j) the Substantial Completion of the Tenant Improvements and (k) the date (as of the date that Landlord receives notice from Tenant that it intends to exercise the Self-Help Remedy) indicated on the general contractor’s schedule for the Tenant Improvements for Substantial Completion of the Tenant Improvements (the “Abatement Termination Date”). Upon the Abatement Termination Date, the Abatement Remedy shall immediately cease and be of no further force or effect. The Abatement Termination Date shall be subject to extension on a day-for-day basis as a result of delay caused by any of the following, but only to the extent that such circumstance actually delays Substantial Completion of the Tenant Improvements: (r) Changes (as defined in the Work Letter) in the Tenant Improvements requested by Landlord and (s) Landlord’s delay (beyond any time period allowed by this Lease or the Work Letter) in responding to any inquiries or requests from Tenant for approvals from Landlord relating to the Tenant Improvements; provided, however, the Abatement Termination Date shall not be extended hereunder unless such act or omission set forth in subsection (s) above is not cured within two (2) business days after Landlord receives written notice thereof from Tenant (for purposes of clarity, such cure period is not intended to shorten any approval period set forth in the Work Letter). For purposes herein, “Tenant Delay” means (y) any delay caused by any Changes (as defined in the Work Letter) requested

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by Tenant and/or (z) any other delay caused by any action or inaction of Tenant, Subtenant or Ligand; provided, however, if any such delay is the result of an act or omission of Tenant, Subtenant or Ligand, then Tenant Delay shall not accrue unless such act or omission is not cured within two (2) business days after Tenant receives written notice thereof from Landlord (for purposes of clarity, such cure period is not intended to shorten any approval period set forth in the Work Letter).
5.Condition of Premises.
5.1.    In the event that, in conjunction with the Tenant Improvements, the City of San Diego expressly requires any additional work to the parking facilities, sidewalks, slopes or other exterior portions of the Premises to comply with “path of travel” ADA requirements (the “Additional ADA Work”), Landlord shall perform such Additional ADA Work at Landlord’s sole cost and expense (without reimbursement as an Operating Expense or from the TI Allowance). Landlord’s obligation to perform the Additional ADA Work shall terminate, expire and be of no further force and effect as of the Term Commencement Date, except for any Punchlist Items that Landlord has agreed to complete in accordance with the Work Letter.
5.2.    During the Term, in the event Landlord receives written notice from Tenant of a current or imminent malfunction or breakdown that requires repair or replacement (provided that the contents of such notice and the requirement of repair or replacement shall be confirmed and validated by an independent third party contractor reasonably selected by Landlord and experienced in comparable repair and replacement of similar equipment) of any of the items listed on Exhibit E attached hereto (the “Landlord’s Ongoing Repair/Replacement Obligations”), then Landlord, at its sole cost and expense and not as an Operating Expense (but only up to the Repair/Replacement Cost Cap (as defined below)), pursuant to arm’s length, commercially reasonable contracts with qualified, independent, third-party contractors reasonably selected by Landlord, shall be responsible for repairing or replacing such malfunctioning or broken equipment; provided, however, that in no event shall Landlord be responsible for any costs therefor in excess of Sixty-One Thousand Dollars ($61,000.00) in the aggregate (the “Repair/Replacement Cost Cap”). With respect to any replacement, Landlord’s obligation pursuant to this Section shall at all times be subject to Landlord’s right to replace such equipment with similar equipment in its sole discretion based on changes in the manufacturer, model, contractor and costs of the equipment set forth on Exhibit E attached hereto. Subject to the provisions of Section 8.1, Tenant shall be responsible for all costs relating to the repair and/or replacement of the equipment listed on Exhibit E in excess of the Repair/Replacement Cost Cap. At Landlord’s option, Tenant shall either advance to Landlord any portion of the repair or replacement costs to be paid by Tenant or immediately reimburse Landlord for any costs expended by Landlord in excess of the Repair/Replacement Cost Cap; provided, however, that to the extent that such costs are capital expenditures that constitute Operating Expenses, the provisions of Section 8.1 shall govern the payment of such costs.
5.3.    Without limiting the Warranty Period (as defined in Section 2.4 of the Work Letter), Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises or with respect to the suitability of the Premises for the conduct of Tenant’s business. Tenant acknowledges that (a) Tenant is an affiliate of Subtenant, the current sublessee of the Premises pursuant to the Sublease, and is fully familiar

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with the condition of the Premises and agrees to take the same in its condition “as is” as of the Term Commencement Date and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy or to pay for or construct any improvements to the Premises, except with respect to the performance of Landlord’s Work and the payment of the TI Allowance and Restroom Allowance, in each case subject to and in accordance with the terms of this Lease and the Work Letter. Except for Punchlist Items that Landlord has agreed to complete in accordance with the Work Letter (and without limiting Landlord’s obligations under this Lease), Tenant’s taking of possession of the Premises shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Premises were at such time in good, sanitary and satisfactory condition and repair.
6.[Intentionally omitted]
7.Rent.
7.1.    Tenant shall pay to Landlord as Base Rent for the Premises, commencing on the Term Commencement Date, the sums set forth in Section 2.3. Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, each in advance on the first day of each and every calendar month during the Term. Notwithstanding the foregoing, provided that Tenant is not in Default, Tenant shall be entitled to receive an abatement of Base Rent for months two (2) through seven (7) of the initial Term (the “Base Rent Abatement Period”) in an aggregate amount not to exceed Eight Hundred Fifty-Four Thousand Four Hundred Sixty Six Dollars ($854,466.00) (the “Base Rent Abatement”) (for purposes of clarity, Tenant shall be responsible for all other Rent due pursuant to the terms of this Lease during the Base Rent Abatement Period). Tenant acknowledges and agrees that the foregoing Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under this Lease. If Tenant shall be in Default under this Lease, then Tenant’s right to receive the Base Rent Abatement for the Base Rent Abatement Period shall automatically terminate as of the date of such Default and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full; provided, however, that notwithstanding any provision to the contrary set forth in Article 31 of this Lease, in no event shall Tenant be liable to Landlord for any Base Rent abated prior to such Default unless and until this Lease is terminated as a result of a Default by Tenant. Upon any termination of this Lease as a result of a Default by Tenant, Tenant shall be liable to Landlord for all Base Rent abated prior to such Default. Except in connection with an Exempt Transfer, the Base Rent Abatement shall be personal to the original Tenant and shall only apply to the extent that the original Tenant (and not any assignee, or any sublessee or other transferee of the original Tenant’s lease in this Lease) is the Tenant under this Lease during such Base Rent Abatement Period.
7.2.    In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) amounts related to Insurance Costs and Taxes (each as defined below), (b) the Property Management Fee (as defined below), (c) Operating Expenses (as defined below), (d) all Association Fees and (e) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to

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comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.
7.3.    Base Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America at the office of Landlord as set forth in Section 2.8 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of the number of days in the month and shall be paid at the then-current rate for such fractional month.
7.4.    Except with respect to the Base Rent Abatement provided in Section 7.1 hereof, Tenant’s obligation to pay Rent shall not be discharged or otherwise affected by (a) any Applicable Laws now or hereafter applicable to the Premises, (b) any other restriction on Tenant’s use, (c) except as expressly provided in this Lease, any casualty or taking, or (d) except as expressly provided in Section 4.8, any other occurrence; and Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Tenant’s obligation to pay Rent with respect to any period or obligations arising, existing or pertaining to the period prior to the date of the expiration or earlier termination of the Term or this Lease shall survive any such expiration or earlier termination; provided, however, that nothing in this sentence shall in any way affect Tenant’s obligations with respect to any other period.
8.Operating Expenses.
8.1.    As used herein, the term “Operating Expenses” means all actual third-party, out-of-pocket costs and expenses of any kind paid or incurred by Landlord in connection with (a) Landlord’s maintenance, repair and replacement obligations under Section 18.1 including, without limitation, all license, permits and inspection fees and contractual costs for services purchased by Landlord in connection with Landlord’s obligations under Section 18.1 and (b) Landlord’s rights under Section 18.6.
8.2.    Tenant shall pay or reimburse Landlord for all Operating Expenses incurred by Landlord within ten (10) business days of Tenant’s receipt of a written invoice from Landlord accompanied by proof reasonably detailing the Operating Expenses incurred. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for any Operating Expenses attributable to costs actually paid or incurred by Landlord, but which are first billed to Tenant more than twenty-four (24) months after the end of the calendar year that Landlord actually paid or incurred such costs; provided that, notwithstanding the foregoing, Tenant shall at all times be responsible for paying (and such time limitation shall not apply to) any Operating Expenses attributable to costs that are not within the reasonable control of Landlord and for which Landlord did not actually receive a written request for payment of such costs prior to the expiration of such twenty-four (24) month period. Any capital expenditures incurred by Landlord as Operating Expenses shall be amortized over the useful life thereof, as reasonably determined by Landlord, in accordance with generally accepted accounting principles and billed to Tenant on a monthly basis; provided, however, Landlord shall pay, at its sole cost and expense, any capital expenditures to the

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extent that such costs would otherwise be Operating Expenses and were incurred to remedy non-compliance as of the Execution Date with Applicable Laws (provided the foregoing is expressly subject to Section 12.10 and for purposes of clarity, the responsibility of all costs associated with the Tenant Improvements, Additional ADA Work and Landlord’s Initial Repair/Replacement Obligations shall be governed by Article 4, Section 5.1 and the Work Letter, as applicable). Notwithstanding anything to the contrary contained in this Lease, Operating Expenses shall not include any (a) costs or expenses to the extent Landlord has received reimbursement from any third party or insurance proceeds (provided that Landlord’s collection costs shall constitute Operating Expenses), and (b) any costs incurred by Landlord due to the violation by Landlord of the terms and conditions of this Lease or the willful or intentional violation by Landlord of Applicable Laws. Tenant’s obligations under this Section 8.2 shall survive the expiration or earlier termination of the Lease.
8.3.    Any amount due under this Section for any period that is less than a full month shall be prorated for such fractional month on the basis of the number of days in the month.
8.4.    Tenant shall not be responsible for Operating Expenses attributable to the time period prior to the Term Commencement Date; provided, however, that nothing herein shall be deemed to relieve Ligand or Subtenant of their respective obligations under the Ligand Lease and Sublease, respectively. Subject to the terms of Article 31, Tenant’s responsibility for Operating Expenses shall continue to the latest of (a) the date of termination of the Lease, (b) the date Tenant has fully vacated the Premises and (c) if termination of the Lease is due to a default by Tenant, the later of the (i) date of rental commencement of a replacement tenant and (ii) natural expiration date of the Lease.
8.5.    Operating Expenses for the calendar year in which Tenant’s obligation to reimburse Landlord commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord.
8.6.    Within ten (10) business days after the end of each calendar month, Tenant shall submit to Landlord an invoice, or, in the event an invoice is not available, an itemized list, of all costs and expenses that (a) Tenant has incurred (either internally or by employing third parties) during the prior month and (b) for which Tenant reasonably believes it is entitled to reimbursements from Landlord pursuant to the terms of this Lease or the Work Letter.
9.Taxes.
9.1.    Commencing on the Term Commencement Date and continuing for each calendar year or, at Landlord’s option, tax year (each such “tax year” being a period of twelve (12) consecutive calendar months for which the applicable taxing authority levies or assesses Taxes), for the balance of the Term Tenant shall pay to Landlord the amount of all Taxes levied and assessed for any such year upon the Premises. “Taxes” means all government impositions, including property tax costs consisting of real and personal property taxes and assessments (including amounts due under any improvement bond upon the Premises or any portion thereof) or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”); taxes on or measured by gross rentals received from the rental

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of space at the Premises; taxes based on the square footage of the Premises or any portion thereof, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from Applicable Laws or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Premises or the parking facilities serving the Premises; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof. Taxes shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant.
9.2.    Tenant shall be solely responsible for the payment of any and all taxes levied upon personal property and trade fixtures located at the Premises, and shall pay the same at least ten (10) business days prior to delinquency.
9.3.    [Intentionally Omitted]
9.4.    Tenant shall not be responsible for Taxes attributable to the time period prior to the Term Commencement Date, except as provided in the Sublease. Tenant’s responsibility for Taxes shall continue to the latest of (a) the date of termination of the Lease, (b) the date Tenant has fully vacated the Premises and (c) if termination of the Lease is due to a default by Tenant, the date of rental commencement of a replacement tenant.
9.5.    Taxes for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord. Taxes that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Taxes.
9.6.    Within ten (10) days after the end of each calendar month, Tenant shall submit to Landlord an invoice, or, in the event an invoice is not available, an itemized list, of all costs and expenses that (a) Tenant has incurred (either internally or by employing third parties) during the prior month and (b) for which Tenant reasonably believes it is entitled to reimbursements from Landlord pursuant to the terms of this Lease or that Tenant reasonably believes is the responsibility of Landlord pursuant to the terms of this Lease or the Work Letter.
10.Property Management Fee. Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, the Property Management Fee (as defined below). The “Property Management Fee” shall equal two percent (2%) of Base Rent due from Tenant. Tenant shall pay the Property Management Fee with respect to the entire Term, including any extensions thereof or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent, Operating Expenses or any other Rent with respect to any such period or portion thereof. For the first seven (7) months of the Term, the Property Management Fee shall be calculated as if Tenant were paying One Hundred Forty Two Four Hundred Eleven Dollars ($142,411.00) per month for Base Rent.

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11.Security Deposit.
11.1.    Tenant shall deposit with Landlord on or before the Execution Date the sum set forth in Section 2.6 (the “Security Deposit”), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period commencing on the Execution Date and ending upon the expiration or termination of Tenant’s obligations under this Lease. If Tenant Defaults (as defined below) with respect to any provision of this Lease, including any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. The provisions of this Article shall survive the expiration or earlier termination of this Lease. TENANT HEREBY WAIVES THE REQUIREMENTS OF SECTION 1950.7 OF THE CALIFORNIA CIVIL CODE, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.
11.2.    In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.
11.3.    Landlord may deliver to any purchaser of Landlord’s interest in the Premises the funds deposited hereunder by Tenant, and thereupon Landlord shall be discharged from any further liability with respect to such deposit. This provision shall also apply to any subsequent transfers.
11.4.    If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease.
11.5.    [Intentionally omitted.]
11.6.    If the Security Deposit shall be in cash, Landlord shall hold the Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. Landlord shall be entitled to all interest and/or dividends, if any, accruing on the Security Deposit. Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on the Security Deposit.
11.7.    The Security Deposit may be in the form of cash, a letter of credit or any other security instrument acceptable to Landlord in its sole discretion. Tenant may at any time, except when Tenant is in Default (as defined below), deliver a letter of credit (the “L/C Security”) as the entire Security Deposit, as follows:

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(a)    If Tenant elects to deliver L/C Security, then Tenant shall provide Landlord, and maintain in full force and effect throughout the Term and until the date that is six (6) months after the then-current Term Expiration Date, a letter of credit in the form of Exhibit F issued by an issuer reasonably satisfactory to Landlord, in the amount of the Security Deposit, with an initial term of at least one year. Landlord may require the L/C Security to be re-issued by a different issuer at any time during the Term if Landlord reasonably believes that the issuing bank of the L/C Security is or may soon become insolvent; provided, however, Landlord shall return the existing L/C Security to the existing issuer immediately upon receipt of the substitute L/C Security. If any issuer of the L/C Security shall become insolvent or placed into FDIC receivership, then Tenant shall immediately deliver to Landlord (without the requirement of notice from Landlord) substitute L/C Security issued by an issuer reasonably satisfactory to Landlord, and otherwise conforming to the requirements set forth in this Article. As used herein with respect to the issuer of the L/C Security, “insolvent” shall mean the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks). If, at the Term Expiration Date, any Rent remains uncalculated or unpaid, then (i) Landlord shall with reasonable diligence complete any necessary calculations, (ii) Tenant shall extend the expiry date of such L/C Security from time to time as Landlord reasonably requires and (iii) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the L/C Security. Tenant shall reimburse Landlord’s legal costs (as estimated by Landlord’s counsel) in handling Landlord’s acceptance of L/C Security or its replacement or extension, such legal costs not to exceed Two Thousand Five Hundred Dollars ($2,500.00).
(b)    If Tenant delivers to Landlord satisfactory L/C Security in place of the entire Security Deposit, Landlord shall remit to Tenant any cash Security Deposit Landlord previously held.
(c)    Landlord may draw upon the L/C Security, and hold and apply the proceeds in the same manner and for the same purposes as the Security Deposit, if (i) an uncured Default (as defined below) exists, (ii) as of the date forty-five (45) days before any L/C Security expires (even if such scheduled expiry date is after the Term Expiration Date) Tenant has not delivered to Landlord an amendment or replacement for such L/C Security, reasonably satisfactory to Landlord, extending the expiry date to the earlier of (1) six (6) months after the then-current Term Expiration Date or (2) the date one year after the then-current expiry date of the L/C Security, (iii) the L/C Security provides for automatic renewals, Landlord asks the issuer to confirm the current L/C Security expiry date, and the issuer fails to do so within ten (10) business days, (iv) Tenant fails to pay (when and as Landlord reasonably requires) any bank charges for Landlord’s transfer of the L/C Security or (v) the issuer of the L/C Security ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the L/C Security (and fails to permit drawing upon the L/C Security by overnight courier or facsimile). This Section does not limit any other provisions of this Lease allowing Landlord to draw the L/C Security under specified circumstances.
(d)    Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under L/C Security, even if it violates this Lease. Tenant acknowledges that the only effect of a wrongful draw would be to substitute a cash Security Deposit for L/C Security,

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causing Tenant no legally recognizable damage. Landlord shall hold the proceeds of any draw in the same manner and for the same purposes as a cash Security Deposit. In the event of a wrongful draw, the parties shall cooperate to allow Tenant to post replacement L/C Security simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the L/C Security that Landlord’s draw was erroneous.
(e)    If Landlord transfers its interest in the Premises, then Tenant shall at Tenant’s expense, within five (5) business days after receiving a request from Landlord, deliver (and, if the issuer requires, Landlord shall consent to) an amendment to the L/C Security naming Landlord’s grantee as substitute beneficiary. If the required Security Deposit changes while L/C Security is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the L/C Security.
11.Use.
12.1.    Tenant shall use the Premises for the Permitted Use, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.
12.2.    Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy issued for the Premises or any portion thereof, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in Landlord’s reasonable opinion violates any of the above. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.
12.3.    Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Premises or any portion thereof, and shall comply with all rules, orders, regulations and requirements of the insurers of the Premises or any portion thereof, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article.
12.4.    Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.
12.5.    No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent. Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

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12.6.    No awnings or other projections shall be attached to any outside wall of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent, nor shall any bottles, parcels or other articles be placed on the windowsills. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without Landlord’s prior written consent.
12.7.    No sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant on any exterior part of the Premises without Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Signage shall conform to Landlord’s design criteria. For any Signage, Tenant shall, at Tenant’s own cost and expense, (a) acquire all permits for such Signage in compliance with Applicable Laws and (b) design, fabricate, install and maintain such Signage in a first-class condition. Tenant shall be responsible for reimbursing Landlord for costs incurred by Landlord in removing any of Tenant’s Signage upon the expiration or earlier termination of the Lease. Subject to the provisions of this Section and conformance with all Applicable Laws, Tenant shall have the right to have (m) Building top Signage facing Genesee Avenue and/or Science Center Drive at Tenant’s election and (n) in the event there is any monument Signage for the Project with more than one slot, the top slot in such monument Signage; provided, in each case, that, such Signage rights shall be contingent upon (y) the Premises being at least as large as on the Execution Date and (z) Tenant occupying the entire Premises. At Landlord’s option, Landlord may install any such Signage, and Tenant shall pay all costs associated with such installation within thirty (30) days after demand therefor.
12.8.    Tenant may only place equipment within the Premises with floor loading consistent with the Building’s structural design unless Tenant obtains Landlord’s prior written approval. Tenant may place such equipment only in a location designed to carry the weight of such equipment.
12.9.    Tenant shall not (a) use or allow the Premises to be used for immoral, unlawful or objectionable purposes or (b) cause, maintain or permit any nuisance or waste in, on or about the Premises.
12.10.    Notwithstanding any other provision herein to the contrary, except as expressly provided in Section 5.1, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”) harmless from and against any demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively,

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“Claims”) arising out of any such failure of the Premises to comply with the ADA. The Premises have not undergone inspection by a Certified Access Specialist (as defined in California Civil Code Section 55.52). The provisions of this Section shall survive the expiration or earlier termination of this Lease.
12.Rules and Regulations, CC&Rs and Parking Facilities.
13.1.    Tenant shall faithfully observe and comply with the rules and regulations adopted by Landlord and attached hereto as Exhibit G, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion (the “Rules and Regulations”).
13.2.    This Lease is subject to any recorded covenants, conditions or restrictions on the Project (or any portion thereof) or Property, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (the “CC&Rs”); provided that any such amendments, restatements, supplements or modifications do not materially modify Tenant’s rights or obligations hereunder. Tenant shall comply with the CC&Rs and shall be responsible for all assessments, fees, charges and expenses paid or incurred by Landlord under the CC&Rs with respect to the Premises (collectively, the “Association Fees”). Landlord may bill Tenant for the Association Fees on a monthly basis and Tenant shall be obligated to pay or reimburse Landlord for any Association Fees billed within ten (10) business days after Tenant’s receipt of an invoice (along with proof reasonably detailing such Association Fees to Tenant).
13.3.    Tenant shall have a non-exclusive, irrevocable license to use the parking facilities serving the Premises during the Term at no additional cost.
13.Control by Landlord.
14.1.    Landlord reserves full control over the Premises to the extent not inconsistent with Tenant’s enjoyment of the same as provided by this Lease. This reservation includes Landlord’s right to subdivide the Premises; convert the Premises to condominium units; change the size of the Premises by selling all or a portion of the Premises or adding real property and any improvements thereon to the Premises; grant easements and licenses to third parties; and maintain or establish ownership of the Premises separate from fee title to the Property; provided, however, that such rights shall be exercised in a way that does not materially adversely affect Tenant’s beneficial use and occupancy of the Premises, including the Permitted Use and Tenant’s access to the Premises.
14.2.    Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability or material obligations for Tenant (except to the extent required by Applicable Laws) or that deprives Tenant of the quiet enjoyment and use of the Premises as provided for in this Lease.
14.3.    Landlord may, at any and all reasonable times during non-business hours (or during business hours, if (a) with respect to Subsections 14.3(v) through 14.3(y), Tenant so requests, and (b) with respect to Subsection 14.3(z), if Landlord so requests), and upon twenty-four (24) hours’

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prior notice (provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (v) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (w) supply any service Landlord is required to provide hereunder, (x) post notices of nonresponsibility, (y) access the telephone equipment, electrical substation and fire risers and (z) show the Premises to prospective tenants during the final year of the Term and current and prospective purchasers and lenders at any time during the Term. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.
14.Quiet Enjoyment. Landlord covenants that Tenant, upon paying the Rent and performing its obligations contained in this Lease, may peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Applicable Laws and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other quiet enjoyment covenant, either express or implied.
15.Utilities and Services.
16.1.    Without limiting expenses that Landlord is obligated to pay for under this Lease, Tenant shall, at its sole cost and expense, promptly and properly observe and comply with (including in the making by Tenant of any Alterations to the Premises) all present and future orders, regulations, directions, rules, laws, ordinances, and requirements of all Governmental Authorities arising from the use or occupancy of, or applicable to, the Premises or any portion thereof.
16.2.    Tenant shall, at Tenant’s sole cost and expense, procure and maintain contracts, with copies of the same and of any related records furnished promptly to Landlord after execution thereof, in customary form and substance for, and with contractors specializing and experienced in, the maintenance of the following equipment and improvements, if any, if and when installed on the Premises: (a) heating, ventilating and air conditioning (“HVAC”) equipment, (b) boilers and pressure vessels, (c) fire extinguishing systems, including fire alarm and smoke detection devices, (d) landscaping and irrigation systems, (e) roof coverings and drains, (f) clarifiers, (g) basic utility feeds to the perimeter of the Building and (h) any other equipment reasonably required by Landlord. Notwithstanding the foregoing, Landlord reserves the right, upon notice to Tenant, to procure and maintain any or all of such service contracts, and if Landlord so elects, Tenant shall reimburse Landlord, upon demand, for the costs thereof.
16.3.    Within sixty (60) days after the Term Commencement Date, and within sixty (60) days after the beginning of each calendar year during the Term, Landlord shall give Tenant a written estimate for such calendar year of the cost of utilities, if not separately metered, insurance provided by Landlord (“Insurance Costs”), and expenses in connection with any maintenance of the Premises

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that may be performed by Landlord under this Lease, subject to the terms of Section 8.1. Tenant shall pay such estimated amount to Landlord in advance in equal monthly installments. Within ninety (90) days after the end of each calendar year, Landlord shall furnish to Tenant a statement showing in reasonable detail the costs incurred by Landlord for the operation and maintenance of the Premises during such year (the “Annual Statement”), along with proof that reasonably details such costs to Tenant, and Tenant shall pay to Landlord the costs incurred in excess of the payments previously made by Tenant within ten (10) business days of receipt of the Annual Statement. In the event that the payments previously made by Tenant for the operation and maintenance of the Premises exceed Tenant’s obligation, such excess amount shall be credited by Landlord to the Rent or other charges next due and owing, provided that, if the Term has expired, Landlord shall remit such excess amount to Tenant.
16.4.    Tenant shall make all arrangements for and pay for all water, electricity, air, sewer, refuse, gas, heat, light, power, telephone service and any other service or utility Tenant required at the Premises.
16.5.    Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by accidents; breakage; casualties (to the extent not caused by the party claiming Force Majeure); Severe Weather Conditions (as defined below); physical natural disasters (but excluding weather conditions that are not Severe Weather Conditions); strikes, lockouts or other labor disturbances or labor disputes (other than labor disturbances and labor disputes resulting solely from the acts or omissions of the party claiming Force Majeure); acts of terrorism; riots or civil disturbances; wars or insurrections; shortages of materials (which shortages are not unique to the party claiming Force Majeure); government regulations, moratoria or other governmental actions, inactions or delays; failures by third parties to deliver gas, oil or another suitable fuel supply, or inability of the party claiming Force Majeure, by exercise of reasonable diligence, to obtain gas, oil or another suitable fuel; or other causes beyond the reasonable control of the party claiming that Force Majeure has occurred (collectively, “Force Majeure”); or, to the extent permitted by Applicable Laws, Landlord’s negligence. In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease. “Severe Weather Conditions” means weather conditions that are materially worse than those that reasonably would be anticipated for the Property at the applicable time based on historic meteorological records.
16.6.    Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term.
16.7.    Tenant shall not, without Landlord’s prior written consent, use any device in the Premises (including data processing machines) that will in any way increase the amount of ventilation, air exchange, gas, steam, electricity or water beyond the existing capacity of the Premises usually furnished or supplied for the Permitted Use.
16.8.    Tenant shall maintain, repair and (if necessary) replace the existing generator serving the Premises (the “Generator”) at its sole cost and expense. Landlord expressly disclaims any

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warranties with regard to the Generator, including any warranty of merchantability or fitness for a particular purpose. The provisions of Section 16.5 of this Lease shall apply to the Generator.
16.9.    For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) any invoices or statements for such utilities within thirty (30) days after Tenant’s receipt thereof, (b) within thirty (30) days after Landlord’s request, any other utility usage information reasonably requested by Landlord, and (c) within thirty (30) days after each calendar year during the Term, authorization to allow Landlord to access Tenant’s usage information necessary for Landlord to complete an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report (e.g., related to Labs 21), if requested by Landlord) and any other information reasonably requested by Landlord for the immediately preceding year. Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for at least sixty (60) months, or such other shorter period of time as may be requested by Landlord. Tenant acknowledges that any utility information for the Premises may be shared with third parties, including Landlord’s consultants and Governmental Authorities. In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers, and Tenant shall pay Landlord a fee of Five Hundred Dollars ($500) per month to collect such utility usage information. In addition to the foregoing, Tenant shall comply with all Applicable Laws related to the disclosure and tracking of energy consumption at the Premises. The provisions of this Section shall survive the expiration or earlier termination of this Lease.
16.Alterations.
17.1.    Tenant shall make no alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation or other work (whether major or minor) of any kind in, at or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold, condition or delay; provided, however, that, in the event any proposed Alteration affects (a) any structural portions of the Building, including exterior walls, the roof, the foundation, foundation systems (including barriers and subslab systems) or the core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, HVAC, electrical, security, life safety and power, then Landlord may withhold its approval in its sole and absolute discretion. Tenant shall, in making any Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect of record (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safety systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request. In no event shall Tenant use or Landlord be required to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. Notwithstanding the foregoing, Tenant may make certain changes to the Premises strictly in the nature of aesthetic changes and/or

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enhancements (“Permitted Alterations”) without Landlord’s consent; provided that (y) the cost of any Permitted Alterations does not exceed Twenty Thousand Dollars ($20,000.00) in any one instance or Eighty Thousand Dollars ($80,000.00) annually, (z) such Permitted Alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to or adversely affect the Building systems, (iii) affect the exterior of the Building or (iv) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the Premises. Tenant shall give Landlord at least ten (10) days’ prior written notice of any Permitted Alterations.
17.2.    Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.
17.3.    Tenant shall accomplish any work performed on the Premises in such a manner as to permit any life safety systems to remain fully operable at all times. Any work performed on the Premises, the Building or the Project by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time reasonably designate.
17.4.    Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws. Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord with complete “as built” drawing print sets and electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises, as well as a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems. Any such “as built” plans shall show the applicable Alterations as an overlay on the Building as-built plans; provided that Landlord provides the Building “as built” plans to Tenant.
17.5.    Before commencing any Alterations, Tenant shall give Landlord at least fourteen (14) days’ prior written notice of the proposed commencement of such work and shall, if required by Landlord, secure, at Tenant’s own cost and expense, a completion and lien indemnity bond satisfactory to Landlord for such work.
17.6.    Tenant shall repair any damage to the Premises caused by Tenant’s removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if such space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.
17.7.    The Premises plus any Alterations, Signage, Landlord’s Work, attached equipment, decorations, fixtures, movable laboratory casework and related appliances, trade fixtures, and additions and improvements attached to or built into the Premises made by either of the parties (including all floor and wall coverings; paneling; sinks and related plumbing fixtures; laboratory benches; exterior venting fume hoods; walk-in freezers and refrigerators; ductwork; conduits; electrical panels and circuits; business and trade fixtures; attached machinery and equipment; and built-in furniture and cabinets, in each case, together with all additions and accessories thereto),

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shall (unless, prior to such construction or installation, Landlord elects otherwise in writing to Tenant) at all times remain the property of Landlord, shall remain in the Premises and shall (unless, prior to construction or installation thereof, Landlord elects otherwise in writing to Tenant) be surrendered to Landlord upon the expiration or earlier termination of this Lease and Tenant shall have no obligation to remove any such items (unless, prior to construction or installation thereof, Landlord elects otherwise in writing to Tenant). For the avoidance of doubt, the items listed on Exhibit H attached hereto (which Exhibit H may be updated by Tenant from and after the Term Commencement Date, subject to Landlord’s written consent) constitute Tenant’s property and shall be removed by Tenant upon the expiration or earlier termination of the Lease. Notwithstanding the foregoing, following the completion of the Tenant Improvements, in the event that Tenant purchases, at its sole cost and expense, any articles of personal property, furniture, moveable partitions, appliances, trade fixtures, machinery, and equipment, in each case which are not affixed to the Building or the Premises, then such items shall constitute Tenant’s property and may be removed by Tenant at any time during the Term, provided Tenant shall be obligated to repair any damage to the Premises caused by Tenant’s removal of such property prior to the expiration of the Term. For clarification purposes, the foregoing is not intended to restrict Tenant’s right to remove such trade fixtures, machinery and equipment that (a) are used in connection with Tenant’s business, (b) are bolted to or similarly affixed to the Premises and (c) do not do either or both of the following: (i) affect (beyond the mere bolting or other similar mechanism used to affix such items to the Premises) (A) any structural portions of the Building, including exterior walls, the roof, the foundation, foundation systems (including barriers and subslab systems) or the core of the Building, (B) the exterior of the Building or (C) any Building systems, including elevator, plumbing, HVAC, electrical, security, life safety and power, or (ii) result in or require for removal (A) any structural or other substantial modifications to the Premises, (B) any material or adverse changes to the Building systems, (C) any change to the exterior of the Building or (D) Landlord being required to make any alteration or improvement to the Premises.
17.8.    Notwithstanding any other provision of this Article to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including Landlord’s Work (or any portion thereof), without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion. Notwithstanding the foregoing, Tenant shall be permitted to remove as part of Tenant’s personal property any furniture, personal property and non-building system equipment and trade fixtures purchased with the TI Allowance in accordance with Section 4.3 to the extent such items are not affixed to the Building.
17.9.    If Tenant shall fail to remove any of its property from the Premises prior to the expiration or earlier termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store such effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of such personal property.

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17.10.    Tenant shall pay to Landlord an amount equal to three percent (3%) of the cost to Tenant of all Alterations to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision thereof. For purposes of payment of such sum, Tenant shall submit to Landlord copies of all bills, invoices and statements covering the costs of such charges, accompanied by payment to Landlord of the fee set forth in this Section. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays caused by such work, or by reason of inadequate clean-up.
17.11.    Within sixty (60) days after final completion of any Alterations performed by Tenant with respect to the Premises, Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect to such Alterations, together with supporting documentation reasonably acceptable to Landlord.
17.12.    Tenant shall take, and shall cause its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Alterations, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.
17.13.    Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and its affiliates and Lenders as additional insureds on their respective insurance policies.
17.Repairs and Maintenance.
18.1.    Landlord shall (a) repair and maintain in good condition the foundations and structural portions of the Building and (b) repair and/or replace as needed the roofing and covering materials; exterior walls; parking areas, curbs, driveways, plumbing; fire sprinkler systems (if any); HVAC systems; elevators; and electrical systems installed or furnished by Landlord, but with respect to Subsection 18.1(b), Landlord’s repair and replacement obligation shall be expressly limited to the extent the costs for such repair and/or replacement in Subsection 18.1(b) constitute a capital expenditure. In connection with the foregoing, it is expressly understood that except for the foundations and structural portions of the Building which are Landlord’s responsibility pursuant to Subsection 18.1(a) and any capital repairs and/or replacements which are Landlord’s responsibility pursuant to Section 18.1(b), Tenant shall otherwise be responsible (at Tenant’s sole cost and expense) for all maintenance and upkeep (routine and non-routine) of the Premises and every part thereof and all repairs and/or replacements, and Tenant shall make all such repairs and replacements that are required. All costs and expenses incurred by Landlord associated with the repair, maintenance and/or replacement of the foregoing shall be included as Operating Expenses (including any capital expenditure, subject to the limitations set forth in Article 8). Landlord shall have no obligation for any maintenance, repair or replacement set forth in this Section until Landlord receives notice from Tenant regarding the need for such repair or replacement. If (m) Tenant provides prior written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to Landlord’s obligation to undertake and complete any maintenance, repair or replacement as set forth in this Section (a “Required Action”), (n) Landlord is, in fact, required to perform such maintenance, repairs and/or replacement under the terms of this Lease, and (o) Landlord does not complete the Required Action within thirty (30) days after Landlord’s receipt of such notice (or, if such repair, replacement or maintenance cannot reasonably be completed with such period, within

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the period of time reasonably required (so long as Landlord begins the Required Action within such period and diligently prosecutes the same to completion) (the “Required Action Period”)), then Tenant may deliver an additional notice to Landlord and any lender of Landlord for which Tenant has been given an address for notices specifying that the Required Action Period has expired, the specific action required and that Tenant intends to take such Required Action. If (y) Landlord’s failure to perform any such Required Action directly, materially and adversely affects Tenant’s use of the Premises and (z) such Required Action is not commenced or completed (as applicable) by Landlord within thirty (30) days after such second notice, then Tenant shall be entitled to perform such Required Action and to reimbursement by Landlord of Tenant’s actual reasonable and necessary, out-of-pocket costs and expenses in taking such Required Action (but only with respect to such action as specified in the second notice given to Landlord). Landlord shall reimburse such amounts within thirty (30) days of Landlord’s receipt from Tenant of a detailed invoice setting forth a particularized breakdown of the costs and expenses incurred in connection with such action taken by Tenant accompanied by proof of payment of such costs reasonably satisfactory to Landlord and unconditional lien releases for all such costs from each contractor, subcontractor and material supplier that are entitled to place a lien on the Property under Applicable Laws, in a form acceptable to Landlord and complying with Applicable Laws, from each contractor and subcontractor with respect to such costs. In the event Tenant takes such action, and such work affects the Building systems or the structural integrity of the Building, Tenant shall use only those contractors used by Landlord in the Building for work on such systems unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable Buildings. In the event that (x) Landlord fails to reimburse Tenant for any costs (i) incurred by Tenant in connection with Tenant’s exercise of its self-help remedy pursuant to this Section and (ii) obligated to be reimbursed by Landlord pursuant to this Section, (y) in connection with such failure by Landlord, Tenant institutes legal proceedings and is awarded monetary damages following adjudication of the matter and issuance of a final, non-appealable judgment in Tenant’s favor, and (z) Landlord thereafter fails to reimburse Tenant for such amounts (as awarded by such final, non-appealable judgment) within sixty (60) days following the issuance of such final, non-appealable judgment, then in such a case, Tenant shall be entitled to deduct such amounts from the Rent payable by Tenant to Landlord under the Lease.
18.2.    Without limiting Landlord’s obligations under Article 4, Section 5.2 and the Work Letter, and except for services of Landlord, if any, required by Section 18.1, Tenant shall at Tenant’s sole cost and expense maintain and keep the Premises, all improvements thereon, and all appurtenances thereto, including sidewalks, parking areas, curbs, roads, driveways, lighting standards, landscaping, sewers, water, gas and electrical distribution systems and facilities, drainage facilities, fire and life-safety systems, and all signs, both illuminated and non-illuminated that are now or hereafter on the Premises, in good condition and in a manner consistent with the Permitted Use subject to reasonable wear and tear excepted, and shall keep the same free and clear from all rubbish, debris, insects, rodents and other vermin and pests. Tenant shall, no later than March 31st of each calendar year during the Term, provide to Landlord a copy of the budget for maintenance, repairs and replacements at the Premises which are the responsibility of Tenant under this Section 18.2 for the current calendar year, as well as a general summary of the amounts actually expended by Tenant during the immediately preceding calendar year for such maintenance, repairs and

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replacements at the Premises. All repairs made by Tenant shall be at least equal in quality to the original work, and shall be made only by a licensed, bonded contractor approved in advance by Landlord; provided, however, that such contractor need not be bonded or approved by Landlord if the non-structural alterations, repairs, additions or improvements to be performed do not exceed Fifty Thousand Dollars ($50,000) in value. Landlord may impose reasonable restrictions and requirements with respect to such repairs. Tenant shall not take or omit to take any action, the taking or omission of which shall cause waste, damage or injury to the Premises. Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold harmless Landlord from and against any and all Claims (as defined below) arising out of the failure of Tenant or Tenant’s Agents to perform the covenants contained in this paragraph. “Tenant’s Agents” shall be defined to include Tenant’s officers, employees, agents, contractors, invitees, customers and subcontractors.
18.3.    Subject to Landlord’s obligations in Section 18.1, Tenant shall maintain the lines designating the parking spaces in good condition and paint the same as often as may be necessary, so that they are easily discernable at all times; paint any exterior portions of the Building as necessary to maintain them in good condition; resurface the parking areas as necessary to maintain them in good condition; maintain the roof and landscaping in good condition; maintain sightly screens, barricades or enclosures around any waste or storage areas; and take all reasonable precautions to insure that the drainage facilities of the roof are not clogged and are in good and operable condition at all times.
18.4.    Without limiting any Rent deduction to which Tenant may be entitled pursuant to Section 18.1 hereof, there shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, or in or to improvements, fixtures, equipment and personal property therein.
18.5.    During the Term, except (a) for Landlords obligations under Article 4 and the Work Letter, (b) as otherwise expressly provided in Sections 5.1 and 5.2 and (c) for services of Landlord, if any, required by Section 18.1, Landlord shall not be required to maintain or make any repairs or replacements of any nature or description whatsoever to the Premises. Without in any way limiting the provisions of Section 18.1, Tenant hereby expressly waives the right to make repairs at the expense of Landlord as provided for in any Applicable Laws in effect at the time of execution of this Lease, or in any other Applicable Laws that may hereafter be enacted, and waives its rights under Applicable Laws relating to a landlord’s duty to maintain its premises in a tenantable condition. Notwithstanding the foregoing, if Tenant shall fail, after reasonable notice, to maintain or to commence and thereafter to proceed with diligence to make any repair required of it pursuant to the terms of this Lease, Landlord, without being under any obligation to do so and without thereby waiving such default by Tenant, may so maintain or make such repair and may charge Tenant for the costs thereof. Any expense reasonably incurred by Landlord in connection with the making of such repairs may be billed by Landlord to Tenant monthly or, at Landlord’s option, immediately, and shall be due and payable within ten (10) business days after such billing (along with proof reasonably detailing such costs to Tenant) or, at Landlord’s option, may be deducted from the Security Deposit.

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18.6.    Landlord and Landlord’s agents shall have the right to enter upon the Premises or any portion thereof for the purposes of performing any repairs or maintenance Landlord is obligated or permitted to make pursuant to this Lease, and of ascertaining the condition of the Premises (including performing Building envelope inspections) or whether Tenant is observing and performing Tenant’s obligations hereunder, all without unreasonable interference from Tenant or Tenant’s Agents. Except for emergency maintenance or repairs, the right of entry contained in this paragraph shall be exercisable at reasonable times, at reasonable hours and on reasonable notice of at least twenty-four (24) hours.
18.7.    Without in any way limiting the provisions of Sections 5.2 and 18.1 hereof, Landlord shall not be liable for any failure to make any repairs or replacements or to perform any maintenance that is Landlord’s obligation pursuant to this Lease unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs, replacements or maintenance.
18.8.    Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good a condition as when received, ordinary wear and tear excepted and, subject to Landlord’s obligations under Section 18.1, with Landlord’s Work in substantially the same condition as existed upon Substantial Completion of the Tenant Improvements, the Additional ADA Work (if any) or Landlord’s Initial Repair/Replacement Obligations (as applicable) or upon substantial completion of any replacement made by Landlord pursuant to Landlord’s Ongoing Repair/Replacement Obligations; and shall, at Landlord’s request and Tenant’s sole cost and expense, remove all telephone and data systems, wiring and equipment from the Premises (with respect to wiring, only to the extent installed by a Tenant Party (as defined below)), and repair any damage to the Premises caused thereby. Except as otherwise expressly provided in this Lease, Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, other than with respect to Landlord’s Work, the Additional ADA Work (if any), and Landlord’s Initial Repair/Replacement Obligations (as applicable).
18.9.    If any excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as such person shall deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.
18.10.    This Article relates to repairs and maintenance arising in the ordinary course of operation of the Premises. In the event of a casualty described in Article 24, Article 24 shall apply in lieu of this Article. In the event of eminent domain, Article 25 shall apply in lieu of this Article.
18.Liens.
19.1.    Subject to the immediately succeeding sentence, Tenant shall keep the Premises free from any liens arising out of work or services performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s or materialman’s lien filed against the Premises for work or services claimed to have been done for, or materials claimed to

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have been furnished to, or obligations incurred by Tenant shall be discharged or bonded by Tenant within ten (10) days after the filing thereof, at Tenant’s sole cost and expense.
19.2.    Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1, Landlord may, at Landlord’s election, pay such claim or post a statutory lien bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens.
19.3.    In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the Lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s Lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises.

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19.Estoppel Certificate. Tenant shall, within ten (10) business days of receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit I, or on any other form reasonably requested by a current or proposed Lender or encumbrancer or proposed purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be reasonably requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Property. Tenant’s failure to deliver such statement within such the prescribed time shall, at Landlord’s option, constitute a Default (as defined below) under this Lease, and, in any event, shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution. Within ten (10) business days of receipt of written request by Tenant, Landlord shall provide Tenant with a similar estoppel certificate with respect to items (a) and (b) and setting forth such further factual information with respect to this Lease or the Premises as may be reasonably requested thereon.
20.Hazardous Materials.
21.1.    Effective as of January 1, 2008, Tenant shall not (and shall cause Subtenant not to) cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises in violation of Applicable Laws by Tenant, Subtenant or any of their respective employees, agents, contractors or invitees (collectively with Tenant and Subtenant, each a “Tenant Party”). If (a) Tenant breaches such obligation, (b) the presence of Hazardous Materials as a result of such a breach results in contamination of the Premises, any portion thereof, or any adjacent property, (c) contamination of the Premises occurred during the term of the Sublease or any extension or renewal thereof or holding over thereunder, or otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder (other than if such contamination results from (i) migration of Hazardous Materials from outside the Premises (but not including the premises under the 10240 Lease) not caused by a Tenant Party or (ii) to the extent such contamination is caused by Landlord’s active negligence or willful misconduct or (d) contamination of the Premises occurs as a result of Hazardous Materials that are placed on or under or are released into the Premises by a Tenant Party, then Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims of any kind or nature, including (w) diminution in value of the Premises or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, (y) damages arising from any adverse impact on marketing of space in the Premises or any portion thereof and (z) sums paid in settlement of Claims that arise before, during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on, under or about the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about

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the Premises, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any contamination of the Premises, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Premises, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Premises, any portion thereof or any adjacent property. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation.
21.2.    Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any environmental Applicable Laws, (b) a list of any and all approvals or permits from Governmental Authorities required in connection with the presence of such Hazardous Material at the Premises and (c) correct and complete copies of (i) notices of violations of Applicable Laws related to Hazardous Materials and (ii) plans relating to the installation of any storage tanks to be installed in, on, under or about the Premises (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion) and closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Premises for the closure of any such storage tanks (collectively, “Hazardous Materials Documents”). Tenant shall deliver to Landlord updated Hazardous Materials Documents, within thirty (30) days after receipt of a written request therefor from Landlord, not more often than once per year, unless (m) there are any changes to the Hazardous Materials Documents or (n) Tenant initiates any Alterations or changes its business, in either case in a way that involves any material increase in the types or amounts of Hazardous Materials. For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any Hazardous Materials Documents containing information of a proprietary nature, which Hazardous Materials Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Landlord may, at Landlord’s expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with Applicable Laws. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or Applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into

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compliance. Notwithstanding anything in this Lease to the contrary or Landlord’s review into Tenant’s Hazardous Materials Documents or use or disposal of hazardous materials, however, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of Hazardous Materials, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.
21.3.    Notwithstanding the provisions of Sections 21.1 21.2 or 21.9, if (a) Tenant has been required by any prior landlord, Lender or Governmental Authority to take material remedial action in connection with Hazardous Materials contaminating a property as a result of Tenant’s action or omission or use of the property in question and Tenant failed to complete such material remediation as required pursuant to any other lease or occupancy agreement or as required by Applicable Laws or (b) Tenant defaults under any material enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials, then Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion (with respect to any such matter involving Tenant), and it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee). Furthermore, notwithstanding the provisions of Sections 21.1 21.2 or 21.9, if (y) any proposed transferee, assignee or sublessee of Tenant has been required by any prior landlord, Lender or Governmental Authority to take material remedial action in connection with Hazardous Materials contaminating a property and the contamination resulted from such party’s action or omission or use of the property in question or (z) any proposed transferee, assignee or sublessee is subject to a material enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials, then it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee).
21.4.    At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Premises or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of a Tenant Party. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Premises in violation of this Lease.
21.5.    If underground or other storage tanks storing Hazardous Materials installed or utilized by Tenant or Subtenant are located on the Premises, or are hereafter placed on the Premises by Tenant (or by any other party, if such storage tanks are utilized by Tenant), then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws. Tenant shall have no responsibility or liability for underground or other storage tanks installed by anyone other than Tenant or Subtenant unless Tenant utilizes such tanks, in which case Tenant’s responsibility for such tanks shall be as set forth in this Section.
21.6.    Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.
21.7.    Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the

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termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Article 27.
21.8.    As used herein, the term “Hazardous Material” means any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance, material or waste that is or becomes regulated by Applicable Laws or any Governmental Authority.
21.Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will the Premises be damaged by any exhaust from Tenant’s operations, including in Tenant’s vivarium. Landlord and Tenant therefore agree as follows:
22.1.    Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises.
22.2.    If the Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Premises, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with Applicable Laws vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord requires. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s approval. Tenant acknowledges Landlord’s legitimate desire to maintain the Premises (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of Applicable Laws.
22.3.    Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s judgment, emanate from Tenant’s Premises. Any work Tenant performs under this Section shall constitute Alterations.
22.4.    Tenant’s responsibility to remove, eliminate and abate odors, fumes and exhaust shall continue throughout the Term. Landlord’s construction of Landlord’s Work shall not preclude Landlord from requiring additional measures to eliminate odors, fumes and other adverse impacts of Tenant’s exhaust stream (as Landlord may designate in Landlord’s discretion). Tenant shall install additional equipment as Landlord requires from time to time under the preceding sentence. Such installations shall constitute Alterations.
22.5.    If Tenant fails to install satisfactory odor control equipment within ten (10) business days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s determination, cause odors, fumes or exhaust. For example, if Landlord determines that Tenant’s production of a certain type of product causes odors, fumes or exhaust, and Tenant does not install satisfactory odor control equipment within ten (10) business days after Landlord’s

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request, then Landlord may require Tenant to stop producing such type of product in the Premises unless and until Tenant has installed odor control equipment satisfactory to Landlord.
23.Insurance; Waiver of Subrogation.
23.1.    Landlord shall maintain insurance for the Premises in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, engineering costs or such other costs that would not be incurred in the event of a rebuild and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect, provided that such coverage shall not be less than ninety (90%) of such full replacement cost or the amount of such insurance Landlord’s Lender, if any, requires Landlord to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, Workers’ Compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Building.
23.2.    In addition, Landlord shall carry Commercial General Liability insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence/general aggregate for bodily injury (including death), or property damage with respect to the Premises.
23.3.     Tenant shall, at its own cost and expense, procure and maintain during the Term the following insurance for the benefit of Tenant and Landlord (as their interests may appear) with insurers financially acceptable and lawfully authorized to do business in the state where the Premises are located:
(a)    Commercial General Liability insurance on a broad-based occurrence coverage form, with coverages including but not limited to bodily injury (including death), property damage (including loss of use resulting therefrom), premises/operations, personal & advertising injury, and contractual liability with limits of liability of not less than $2,000,000 for bodily injury and property damage per occurrence, $2,000,000 general aggregate, which limits may be met by use of excess and/or umbrella liability insurance provided that such coverage is at least as broad as the primary coverages required herein.
(b)    Commercial Automobile Liability insurance covering liability arising from the use or operation of any auto, including those owned, hired or otherwise operated or used by or on behalf of the Tenant. The coverage shall be on a broad-based occurrence form with combined single limits of not less than $1,000,000 per accident for bodily injury and property damage.
(c)    Commercial Property insurance covering property damage to the full replacement cost value and business interruption. Covered property shall include all tenant

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improvements in the Premises and Tenant’s Property including personal property, furniture, fixtures, machinery, equipment, stock, inventory and improvements and betterments, which may be owned by Tenant or Landlord and required to be insured hereunder, or which may be leased, rented, borrowed or in the care custody or control of Tenant, or Tenant’s agents, employees or subcontractors. Such insurance, with respect only to all Alterations or other work performed on the Premises by Tenant (collectively, “Tenant Work”), shall include Landlord and Landlord’s current and future mortgagees as loss payees as their interests may appear. Such insurance shall be written on an “all risk” of physical loss or damage basis including the perils of fire, extended coverage, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, flood, earthquake, terrorism and such other risks Landlord may from time to time designate, for the full replacement cost value of the covered items with an agreed amount endorsement with no co-insurance. Business interruption coverage shall have limits sufficient to cover Tenant’s lost profits and necessary continuing expenses, including rents due Landlord under the Lease. The minimum period of indemnity for business interruption coverage shall be twelve (12) months plus sixty (60) days’ extended period of indemnity.
(d)    Workers’ Compensation insurance as is required by statute or law, or as may be available on a voluntary basis and Employers’ Liability insurance with limits of not less than the following: each accident, Five Hundred Thousand Dollars ($500,000); disease ($500,000); disease (each employee), Five Hundred Thousand Dollars ($500,000).
(e)    Pollution Legal Liability insurance is required if Tenant stores, handles, generates or treats hazardous materials, as determined by Landlord in its commercially reasonable discretion, on or about the Premises (other than office and janitorial supplies customarily used in commercial buildings). Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the commencement date of this agreement, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate.
(f)    During all construction by Tenant at the Premises, with respect to tenant improvements being constructed (including any Alterations), insurance required in Exhibit B-1 must be in place.
23.4.    The insurance required of Tenant by this Article shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class VII in “A.M. Best’s Insurance Guide” current edition. Tenant shall obtain for Landlord from the insurance

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companies/broker or cause the insurance companies/broker to furnish certificates of insurance evidencing all coverages required herein to Landlord. Landlord reserves the right to require complete, certified copies of all required insurance policies including any endorsements. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after twenty (20) days’ prior written notice to Landlord from Tenant (except in the event of non-payment of premium, in which case ten (10) days written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s required policies shall contain severability of interests clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured. Tenant shall, prior to the expiration of such policies, furnish Landlord with renewal certificates of insurance. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure such insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent.
23.5.    Commercial General Liability, Commercial Automobile Liability, Umbrella Liability and Pollution Legal Liability insurance as required above shall include Landlord, BioMed Realty, L.P., and BioMed Realty Trust, Inc., and their respective officers, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds as respects liability arising from work or operations performed by or on behalf of Tenant, Tenant’s use or occupancy of Premises, and ownership, maintenance or use of vehicles by or on behalf of Tenant. In each instance where insurance is to include Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Premises, (b) the landlord under any lease whereunder Landlord is a tenant of the real property upon which the Premises is located if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner and (c) any management company retained by Landlord to manage the Premises.
23.6.    Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.
23.7.    Landlord, Tenant and each of their respective insurers hereby waive any and all rights of recovery or subrogation against one another or against the officers, directors, employees, agents and representatives of the other as respects any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered, by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder. If necessary, each party agrees to endorse the required insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the other party for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Such waivers shall continue so long as their respective insurers so permit. Any termination of such a waiver shall be by written notice to the other party, containing a description of the circumstances hereinafter set forth in this Section. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this

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Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then the party seeking such policy shall notify the other of such conditions, and the party so notified shall have ten (10) days thereafter to either (a) procure such insurance with companies reasonably satisfactory to the other party or (b) agree to pay such additional premium (in Tenant’s case, in the proportion that the area of the Premises bears to the insured area). If the parties do not accomplish either (a) or (b), then this Section shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium. If such policies shall at any time be unobtainable, but shall be subsequently obtainable, then neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section, shall contravene Applicable Laws, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.
23.8.    No more than once in any twelve (12) month period, Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s Lender or to bring coverage limits to commercially reasonable levels then being required of new tenants within the Project.
23.9.    Any costs incurred by Landlord pursuant to this Article shall be included as Insurance Costs payable by Tenant pursuant to this Lease.
24.Damage or Destruction.
24.1.    In the event of a partial destruction of the Premises by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof, and provided that (a) the damage thereto is such that the Premises may be repaired, reconstructed or restored within a period of nine (9) months from the date of the happening of such casualty, (b) Landlord shall receive insurance proceeds sufficient to cover the cost of such repairs, reconstruction and restoration (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Insurance Cost, and (c) such casualty was not intentionally caused by a Tenant Party, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Premises, and this Lease shall continue in full force and effect.
24.2.    In the event of any damage to or destruction of the Premises other than as described in Section 24.1, Landlord may elect to repair, reconstruct and restore the Premises, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair, reconstruct and restore the Premises, then this Lease shall terminate as of the date of such damage or destruction.
24.3.    In the event of any damage or destruction (regardless of whether such damage is governed by Section 24.1 or this Section), if (a) in Landlord’s determination as set forth in the Damage Repair Estimate (as defined below), the Affected Areas cannot be repaired, reconstructed or restored within twelve (12) months after the date of the Damage Repair Estimate, (b) subject to Section 24.7, the Affected Areas are not actually repaired, reconstructed and restored within eighteen

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(18) months after the date of the Damage Repair Estimate, or (c) the damage and destruction occurs within the last twelve (12) months of the then-current Term, then Tenant shall have the right to terminate this Lease, effective as of the date of such damage or destruction, by delivering to Landlord its written notice of termination (a “Termination Notice”) (y) with respect to Subsections 24.3(a) and 24.3(c), no later than fifteen (15) days after Landlord delivers to Tenant Landlord’s Damage Repair Estimate and (z) with respect to Subsection 24.3(b), no later than fifteen (15) days after such twelve (12) month period (as the same may be extended pursuant to Section 24.7) expires. If Tenant provides Landlord with a Termination Notice pursuant to Subsection 24.3(z), Landlord shall have an additional thirty (30) days after receipt of such Termination Notice to complete the repair, reconstruction and restoration. If Landlord does not complete such repair, reconstruction and restoration within such thirty (30) day period, then Tenant may terminate this Lease by giving Landlord written notice within two (2) business days after the expiration of such thirty (30) day period. If Landlord does complete such repair, reconstruction and restoration within such thirty (30) day period, then this Lease shall continue in full force and effect.
24.4.    As soon as reasonably practicable, but in any event within sixty (60) days following the date of damage or destruction, Landlord shall notify Tenant of Landlord’s good faith estimate of the period of time in which the repairs, reconstruction and restoration will be completed (the “Damage Repair Estimate”), which estimate shall be based upon the opinion of a contractor reasonably selected by Landlord and experienced in comparable repair, reconstruction and restoration of similar buildings. Additionally, Landlord shall give written notice to Tenant within sixty (60) days following the date of damage or destruction of its election not to repair, reconstruct or restore the Building or the Project, as applicable.
24.5.    Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.
24.6.    In the event of repair, reconstruction and restoration as provided in this Article, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair, reconstruction and restoration that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business; provided, however, that the amount of such abatement shall be reduced by the proceeds of business interruption or loss of rental income insurance actually received by Tenant and designated as rental proceeds with respect to the Premises.
24.7.    Notwithstanding anything to the contrary contained in this Article, should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure or delays caused by a Tenant Party, then the time for Landlord to commence or complete repairs, reconstruction and restoration shall be extended on a day-for-day basis; provided, however, that at Landlord’s election, Landlord may terminate the Lease by written notice to Tenant in the event that

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any such delays would cause the repair, reconstruction or restoration of the Affected Areas to not be completed within twelve (12) months after the date of the original casualty event, and upon any such election to terminate, Landlord shall be relieved of its obligation to make such repairs, reconstruction and restoration.
24.8.    If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repairs, reconstruction or restoration only with regard to those portions of the Premises that were originally provided at Landlord’s expense. The repairs, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements from Landlord’s building standards (the “Building Standard”), Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repairs, reconstruction and restoration of the Premises.
24.9.    Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Article occurs during the last twenty-four (24) months of the Term or any extension thereof, or to the extent that insurance proceeds are not available therefor.
24.10.    Landlord’s obligation, should it elect or be obligated to repair, reconstruct or restore, shall be limited to the Premises. Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property and any Alterations installed by Tenant existing at the time of such damage or destruction. If the Premises are to be repaired, reconstructed or restored in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives that are allocable to the Alterations constructed by Tenant pursuant to this Lease; provided Tenant is not then in monetary default or material non-monetary default under this Lease, and subject to the requirements of any Lender of Landlord.
24.11.    This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Civil Code Sections 1932(2) and 1933(4) (and any successor statutes permitting the parties to terminate this Lease as a result of any damage or destruction).
25.Eminent Domain.
25.1.    In the event (a) the whole of the Premises, (b) such part thereof as shall substantially interfere with Tenant’s use and occupancy of the Premises for the Permitted Use or (c) such part of the parking facilities available for use by Tenant in connection with its occupancy of the Premises as is required for compliance with Applicable Laws, including applicable zoning requirements relating to parking, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, and in the case of any such reduction of available parking pursuant to Subsection 25.1(c), both (m) the remaining parking facilities available for use by Tenant is less than that required

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for compliance with Applicable Laws and (n) Landlord is unable or unwilling to provide reasonable alternative parking to compensate for such parking reduction (including providing parking at a neighboring property owned by Landlord or an affiliate of Landlord, provided Landlord provides transportation from such location to the Premises as may be reasonably necessary; provided, further, that, in no event shall Landlord be obligated to provide parking in excess of that required for compliance with Applicable Laws), Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to such authority, except with regard to (y) items occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.
25.2.    In the event of a partial taking of the Premises for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (a) items occurring prior to the taking and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord’s sole but reasonable opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.
25.3.    Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.
25.4.    If, upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed to restore the Premises to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole but reasonable discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.
25.5.    This Article sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Code of Civil Procedure Section 1265.130 (and any successor statutes permitting the parties to terminate this Lease as a result of any damage or destruction).
26.Surrender.
26.1.    At least thirty (30) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Landlord. The Exit Survey shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, at least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall (a) provide Landlord with written

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evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises, (b) place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users and (c) conduct a site inspection with Landlord. Tenant shall surrender the Premises in compliance with the terms and conditions of Article 21 of this Lease including, with Hazardous Materials that are the responsibility of Tenant under this Lease remediated in the manner required thereunder. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and comply with any recommendations set forth in the Exit Survey to the extent such conditions were caused by Tenant or the Tenant Parties or are otherwise the responsibility of Tenant pursuant to this Lease. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease. Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant have any obligation to remove (y) any improvements or alterations from the Premises that were in existence as of the Execution Date or (z) any of Landlord’s Work.
26.2.    No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.
26.3.    The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises or any portion thereof, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.
26.4.    The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Premises or any portion thereof, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises and shall, at the option of the successor to Landlord’s interest in the Premises or any portion thereof operate as an assignment of this Lease.
27.Holding Over.
27.1.    If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent in accordance with Article 7 and (b) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect, including payments for Taxes, Insurance Costs and Tenant’s electricity and other utility costs. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.
27.2.    Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, (a) Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term, and (b) Tenant shall be liable to Landlord for any and all damages

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suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages (in each case, regardless of whether such damages are foreseeable).
27.3.    Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.
27.4.    The foregoing provisions of this Article are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.
27.5.    The provisions of this Article shall survive the expiration or earlier termination of this Lease.
28.Indemnification and Exculpation.
28.1.    Tenant agrees to indemnify, reimburse, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims of any kind or nature, real or alleged, arising from injury to or death of any person or damage to any property occurring within or about the Premises arising directly or indirectly out of (a) the presence at or use or occupancy of the Premises or Project by a Tenant Party, (b) an act or omission on the part of any Tenant Party, (c) a breach or default by Tenant in the performance of any of its obligations hereunder or (d) injury to or death of persons or damage to or loss of any property, real or alleged, arising from the serving of alcoholic beverages at the Premises or the Project, including liability under any dram shop law, host liquor law or similar Applicable Law, except to the extent directly caused by Landlord’s negligence or willful misconduct. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.
28.2.    Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant for and Tenant assumes all risk of (a) damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s grossly negligent or Landlord’s willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time, and (b) damage to personal property or scientific research, including loss of records kept by Tenant within the Premises (in each case, regardless of whether such damages are foreseeable). Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section. Notwithstanding anything in the foregoing or this Lease to the contrary, except (x) as otherwise provided herein, (y) as may be provided by Applicable Laws or (z) in the event of Tenant’s breach of Article 21 or Section 26.1, in no event shall Landlord or Tenant be liable to the other for any consequential, special or indirect damages arising out of this Lease (provided that this Subsection 28.2(z) shall not limit Tenant’s liability for Base Rent or Additional Rent pursuant to this Lease).

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28.3.    Landlord shall not be liable for any damages arising from any act, omission or neglect of any third party.
28.4.    Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.
28.5.    The provisions of this Article shall survive the expiration or earlier termination of this Lease.
29.Assignment or Subletting.
29.1.    Except as hereinafter expressly permitted, Tenant shall not, either voluntarily or by operation of Applicable Laws, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease or sublet the Premises (each, a “Transfer”), without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall have the right to Transfer without Landlord’s prior written consent the Premises or any part thereof to (a) any person or entity that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Tenant, (b) the surviving corporation or other entity in a merger, consolidation, reorganization or initial public offering in which Tenant is involved; or (c) bona fide purchaser of all or substantially all of the stock, membership interests or partnership interests (as applicable) and assets of Tenant ((a), (b) and (c), each, a “Tenant’s Affiliate”), provided that Tenant shall notify Landlord in writing at least ten (10) days prior to the effectiveness of such Transfer to Tenant’s Affiliate (an “Exempt Transfer”) (in which case, Landlord shall comply (during the period of time prior to the effective date of the Exempt Transfer) with any reasonable and appropriate confidentiality requirements with respect to such notification as may be requested in writing by Tenant) and otherwise comply with the requirements of this Lease regarding such Transfer; and provided, further, that the person or entity that constitutes “Tenant” after the consummation of the Exempt Transfer has a net worth equal to or greater than Tenant’s net worth as of the Execution Date. For purposes of Exempt Transfers, “control” requires both (m) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (n) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. In no event shall Tenant perform a Transfer to or with an entity that is a tenant at the Project or that is in discussions or negotiations with Landlord or an affiliate of Landlord to lease premises at the Project or a property owned by Landlord or an affiliate of Landlord. Notwithstanding the foregoing, in the event of an assignment to any Tenant’s Affiliate under clause (b) above, a subsequent sale or transfer of stock resulting in a change in voting control, or any other transaction(s) having the overall effect that such entity ceases to be Tenant’s Affiliate, which sale or transaction is made primarily to enable Tenant to transfer its interest in this Lease to the transferee without Landlord’s consent (and not for an independent business reason), shall be

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treated as if such sale or transfer or transaction(s) were, for all purposes, an assignment of this Lease governed by the provisions of this Article and shall not be considered an Exempt Transfer hereunder.
29.2.    In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than ninety (90) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; the most recent unconsolidated financial statements of Tenant and of the proposed transferee, assignee or sublessee satisfying the requirements of Section 40.2 (“Required Financials”); any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require.
29.3.    Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to (a) the financial strength of Tenant and of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance), (b) any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises and (c) Landlord’s desire to exercise its rights under Section 29.7 to cancel this Lease. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code.
29.4.    The following are conditions precedent to a Transfer or to Landlord considering a request by Tenant to a Transfer:
(a)    Tenant shall remain fully liable under this Lease during the unexpired Term. Tenant agrees that it shall not be (and shall not be deemed to be) a guarantor or surety of this Lease,

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however, and waives its right to claim that is it is a guarantor or surety or to raise in any legal proceeding any guarantor or surety defenses permitted by this Lease or by Applicable Laws;
(b)    If Tenant or the proposed transferee, assignee or sublessee does not or cannot deliver the Required Financials, then Landlord may elect to have either Tenant’s ultimate parent company or the proposed transferee’s, assignee’s or sublessee’s ultimate parent company provide a guaranty of the applicable entity’s obligations under this Lease, in a form acceptable to Landlord, which guaranty shall be executed and delivered to Landlord by the applicable guarantor prior to the Transfer Date;
(c)    In the case of an Exempt Transfer, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the Transfer qualifies as an Exempt Transfer;
(d)    Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord’s interest under this Lease shall not be diminished or reduced by the proposed Transfer. Such evidence shall include evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;
(e)    Except in connection with an Exempt Transfer, Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request (provided that such costs and expenses do not exceed Two Thousand Five Hundred Dollars ($2,500) in any one instance;
(f)    Except with respect to an Exempt Transfer, if Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after making deductions for any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys’ fees and free rent actually paid by Tenant. If such consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;
(g)    The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

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(h)    Landlord’s consent to any such Transfer shall be effected on Landlord’s forms;
(i)    Tenant shall not then be in default hereunder in any respect;
(j)    Such proposed transferee, assignee or sublessee’s use of the Premises shall be the same as the Permitted Use;
(k)    Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;
(l)    Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;
(m)    Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent or refuse consent to any later Transfer;
(n)    Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and
(o)    Tenant shall deliver to Landlord a list of Hazardous Materials (as defined below), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 21.2.
29.5.    Any Transfer that is not in compliance with the provisions of this Article or with respect to which Tenant does not fulfill its obligations pursuant to this Article shall be void and shall, at the option of Landlord, terminate this Lease.
29.6.    Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.
29.7.    If Tenant delivers to Landlord a Transfer Notice indicating a desire to transfer this Lease to a proposed transferee, assignee or sublessee other than pursuant to an Exempt Transfer, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within ten (10) days after Landlord’s receipt of such Transfer Notice, to terminate this Lease as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. If Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within five (5) days after Landlord’s delivery of notice electing to

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exercise Landlord’s option to terminate this Lease. In the event Tenant withdraws the Transfer Notice as provided in this Section, this Lease shall continue in full force and effect. No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord’s consent to a proposed Transfer.
29.8.    If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.
29.Subordination and Attornment.
30.1.    This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Building or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination, provided the subordination of this Lease to a ground lease or instrument of security is subject to Tenant’s receipt of either (a) a nondisturbance and attornment agreement substantially in the form attached as Exhibit J hereto or (b) a commercially reasonable nondisturbance and attornment agreement.
30.2.    Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further commercially reasonable instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. If any such mortgagee, beneficiary or landlord under a lease wherein Landlord is tenant (each, a “Mortgagee”) so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any document required from Tenant under this Section within fifteen (15) business days after written request therefor, such failure shall be deemed to be a Default under this Lease.
30.3.    Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease, if required by a mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part incident to the financing of the real property of which the Premises constitute a part.
30.4.    In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.
30.5.    As of the Execution Date, there is no current Mortgagee with respect to the Property.

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30.Defaults and Remedies.
31.1.    Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within five (5) business days after the date such payment is due, Tenant shall pay to Landlord (a) an additional sum of five percent (5%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the “Default Rate”) equal to the lesser of (a) twelve percent (12%) and (b) the highest rate permitted by Applicable Laws. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent or within five (5) business days after Landlord’s demand, whichever is earlier. Landlord’s acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity.
31.2.    No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law. If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.
31.3.    If Tenant fails to pay any sum of money required to be paid by it hereunder or perform any other act on its part to be performed hereunder, in each case within the applicable cure period (if any) described in Section 31.4, then Landlord may (but shall not be obligated to), without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such act; provided that such failure by Tenant unreasonably interfered with the efficient operation of the Premises, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. In addition to the late charge described in Section 31.1, Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.
31.4.    The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:
(a)    Tenant abandons the Premises;

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(b)    Tenant fails to make any payment of Rent, as and when due, or to satisfy its obligations under Article 19, where such failure shall continue for a period of five (5) days after written notice thereof from Landlord to Tenant;
(c)    Tenant fails to observe or perform any obligation or covenant contained herein (other than described in Sections 31.4(a) and 31.4(b)) to be performed by Tenant, where such failure continues for a period of fifteen (15) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than fifteen (15) days to cure, Tenant shall not be deemed to be in Default if Tenant commences such cure within such fifteen (15) day period and thereafter diligently prosecute the same to completion; and provided, further, that such cure is completed no later than ninety (90) days after Tenant’s receipt of written notice from Landlord;
(d)    Tenant makes an assignment for the benefit of creditors;
(e)    A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;
(f)    Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;
(g)    Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;
(h)    A default by Tenant exists under the 10240 Lease, after the expiration of any applicable notice and cure periods;
(i)    A default exists under the Sublease, after the expiration of any applicable notice and cure periods, which default arises from, was caused by or is in any way connected to Subtenant or Tenant’s actions or inactions;
(j)    Subtenant is in default beyond the expiration of any applicable notice or cure periods under the Consent to Sublease (as the same may have been further amended, amended and restated, supplemented or otherwise modified from time to time);
(k)    Tenant fails to execute and deliver the Lease Amendment in accordance with Section 4.7;
(l)    Tenant fails to deliver an estoppel certificate in accordance with Article 20;
(m)    Tenant fails to execute and deliver any document required from Tenant under Section 30.2 within fifteen (15) business days after written request therefor; or
(n)    Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

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Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.
31.5.    In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord has the right to do any or all of the following:
(a)    Halt any Landlord’s Work and Alterations and order Tenant’s contractors, subcontractors, consultants, designers and material suppliers to stop work;
(b)    Terminate Tenant’s right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby; and
(c)    Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:
(i)    The sum of:
A.    The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus
B.    The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus
C.    The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

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D.    Any other amount necessary to compensate Landlord for all the detriment caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including the cost of restoring the Premises to the condition required under the terms of this Lease, including any rent payments not otherwise chargeable to Tenant (e.g., during any “free” rent period or rent holiday); plus
E.    At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws; or
(ii)    At Landlord’s election, as minimum liquidated damages in addition to any (A) amounts paid or payable to Landlord pursuant to Subsection 31.5(c)(i)(A) prior to such election and (B) costs of restoring the Premises to the condition required under the terms of this Lease, an amount (the “Election Amount”) equal to either (Y) the positive difference (if any, and measured at the time of such termination) between (1) the then-present value of the total Rent and other benefits that would have accrued to Landlord under this Lease for the remainder of the Term if Tenant had fully complied with the Lease minus (2) the then-present cash rental value of the Premises as determined by Landlord for what would be the then-unexpired Term if the Lease remained in effect, computed using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point (the “Discount Rate”) or (Z) twelve (12) months (or such lesser number of months as may then be remaining in the Term) of Base Rent and Additional Rent at the rate last payable by Tenant pursuant to this Lease, in either case as Landlord specifies in such election. Landlord and Tenant agree that the Election Amount represents a reasonable forecast of the minimum damages expected to occur in the event of a breach, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors; and that the Election Amount is not a penalty.
As used in Subsections 31.5(c)(i)(A) and 31.5(c)(i)(B), “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Subsection 31.5(c)(i)(C), the “worth at the time of the award” shall be computed by taking the present value of such amount, using the Discount Rate.
31.6.    In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 and may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, provided Tenant has the right to sublet or assign, subject only to reasonable limitations. In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:
(a)    Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or
(b)    The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

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Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.
31.7.    If Landlord does not elect to terminate this Lease as provided in Section 31.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.
31.8.    In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:
(a)    First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;
(b)    Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;
(c)    Third, to the payment of Rent and other charges due and unpaid hereunder; and
(d)    Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.
31.9.    All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in such waiver. Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord be required to mitigate its damages with respect to any default by Tenant. Any obligation imposed by Applicable Law upon Landlord to relet the Premises after any termination of this Lease shall be subject to the reasonable requirements of Landlord to (a) lease to high quality tenants on such terms as Landlord may from time to time deem appropriate in its discretion and (b) develop the Premises in a harmonious manner with a mix of uses, tenants, floor areas, terms of tenancies, etc., as determined by Landlord. Landlord shall not be obligated to relet the Premises to any party to whom Landlord or an affiliate of Landlord may desire to lease other available space in the Premises or at another property owned by Landlord or an affiliate of Landlord.

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31.10.    Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (y) the date of Lease termination and (z) the date Tenant surrenders possession of the Premises.
31.11.    To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.
31.12.    Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease.
31.13.    In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises or any portion thereof and to any landlord of any lease of land upon or within which the Premises are located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.
31.Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:
32.1.    Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;
32.2.    A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

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32.3.    A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or
32.4.    The assumption or assignment of all of Tenant’s interest and obligations under this Lease.
32.Brokers.
33.1.    Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than CBRE, Inc., (“Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Broker in relation to this Lease pursuant to a separate agreement between Landlord and Broker.
33.2.    Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.
33.3.    Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 33.1 and 33.2.
33.4.    Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from any and all cost or liability for compensation claimed by any broker or agent, other than Broker, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant. Landlord agrees to indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant) and hold the Tenant Indemnitees harmless from any and all cost or liability for compensation claimed by any broker or agent employed or engaged by Landlord or claiming to have been employed or engaged by Landlord.
33.Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

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34.Limitation of Landlord’s Liability.
35.1.    If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Project, (b) rent, issues, profits or other income from such real property, including any insurance proceeds, receivable by Landlord, or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Project.
35.2.    Without limiting the provisions of Section 35.1 hereof, neither Landlord nor any of its affiliates, nor any of their respective partners, shareholders, directors, officers, employees, members or agents shall be personally liable for Landlord’s obligations or any deficiency under this Lease, and service of process shall not be made against any shareholder, director, officer, employee or agent (other than Landlord’s agent for service of process on file with the California Secretary of State) of Landlord or any of Landlord’s affiliates. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner or member of Landlord except as may be necessary to secure jurisdiction of the partnership, joint venture or limited liability company, as applicable. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates.
35.3.    Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.
35.Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:
36.1.    Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant, and such terms, covenants, conditions, provisions and agreements shall be binding with the same force and effect upon each and all of the persons executing this Agreement as Tenant; and
36.2.    The term “Tenant,” as used in this Lease, shall mean and include each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.
36.Representations. Tenant guarantees, warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of

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incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party. In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.
37.Confidentiality. Tenant shall keep the terms and conditions of this Lease and any information provided to Tenant or its employees, agents or contractors pursuant to Article 9 confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or (b) provide to any third party an original or copy of this Lease (or any Lease-related document). Landlord shall not release to any third party any non-public financial information or non-public information about Tenant’s ownership structure that Tenant gives Landlord. Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (x) if required by Applicable Laws (including as required under Applicable Laws due to the fact that Tenant is a public company, as applicable) or in any judicial proceeding; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (y) to a party’s attorneys, accountants, brokers and other bona fide consultants or advisers (with respect to this Lease only); provided such third parties agree to be bound by this Section or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section.
38.Notices. Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in Subsection 39(a) or 39(b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with Subsection 39(a); (y) one business (1) day after deposit with a reputable international overnight delivery service, if given if given in accordance with Subsection 39(b); or (z) upon transmission, if given in accordance with Subsection 39(c). Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given

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pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.9 and 2.10 or 2.11, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.
39.Miscellaneous.
40.1.    Landlord reserves the right to change the name of the Building or the Project in its sole discretion.
40.2.    To induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish to Landlord, from time to time, upon Landlord's written request, the most recent year end financial statements reflecting Tenant's current financial condition audited by a nationally recognized accounting firm, subject to the provisions of this Section. Tenant shall, within one hundred twenty (120) days after the end of Tenant's financial year, furnish Landlord with a certified copy of Tenant's year-end financial statements for the previous year audited by a nationally recognized accounting firm. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. If audited financials are not otherwise prepared, unaudited financials complying with generally accepted accounting principles and certified by the chief financial officer of Tenant as true, correct and complete in all respects shall suffice for purposes of this Section. Notwithstanding the foregoing, Tenant shall have no obligation to provide financial statements so long as Tenant is a public company and the financial statements of Tenant are filed with the Securities Exchange Commission and are available at www.sec.gov or freeedgar.com or at such other website provided by Tenant.
40.3.    Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.
40.4.    The terms of this Lease and that certain Letter Agreement, dated of even date herewith, by and among Landlord, Tenant and Subtenant (the “Letter Agreement”) are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included herein and therein, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.
40.5.    Landlord may, at its sole cost and expense, but shall not be obligated to, record a short form or memorandum hereof without Tenant’s consent. Within ten (10) days after receipt of written request from Landlord, Tenant shall execute a termination of any short form or memorandum of lease recorded with respect hereto. If a short form or memorandum of this Lease is requested to be recorded by Tenant and Landlord consents to such recording, Tenant shall be responsible for the recording costs and any transfer or other taxes incurred in connection with such recordation. Neither party shall record this Lease.
40.6.    Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” mean “‘include,’ etc., without limitation.” The word “shall” is mandatory and the

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word “may” is permissive. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease. Landlord and Tenant have each participated in the drafting and negotiation of this Lease, and the language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.
40.7.    Except as otherwise expressly set forth in this Lease, each party shall pay its own costs and expenses incurred in connection with this Lease and such party’s performance under this Lease; provided that, if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).
40.8.    Time is of the essence with respect to the performance of every provision of this Lease.
40.9.    Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.
40.10.    Notwithstanding anything to the contrary contained in this Lease, Tenant’s obligations under this Lease are independent and shall not be conditioned upon performance by Landlord.
40.11.    Whenever consent or approval of either party is required, that party shall not unreasonably withhold such consent or approval, except as may be expressly set forth to the contrary.
40.12.    Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.
40.13.    Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors and assigns. This Lease is for the sole benefit of the parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Lease shall give or be construed to give any other person or entity any legal or equitable rights. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.
40.14.    This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

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40.15.    Tenant guarantees, warrants and represents that the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.
40.16.    This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.
40.17.    No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.
40.18.    No waiver of any term, covenant or condition of this Lease shall be binding upon Landlord unless executed in writing by Landlord. The waiver by Landlord of any breach or default of any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Lease.
40.19.    To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.
40.Rooftop Installation Area.
41.1.    Tenant may use those portions of the Building identified as a “Rooftop Installation Area” on Exhibit A attached hereto (the “Rooftop Installation Area”) solely to operate, maintain, repair and replace a satellite dish of not more than one (1) meter in diameter and related communications equipment and/or supplemental HVAC equipment installed by Tenant in the Rooftop Installation Area in accordance with this Article (“Tenant’s Rooftop Equipment”). Tenant’s Rooftop Equipment shall be only for Tenant’s use of the Premises for the Permitted Use.
41.2.    Tenant shall install Tenant’s Rooftop Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate, and in accordance with this Article and the applicable provisions of this Lease regarding Alterations. Tenant’s Rooftop Equipment and the installation thereof shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Among other reasons, Landlord may withhold approval if the installation or operation of Tenant’s Rooftop Equipment could reasonably be expected to violate any Applicable Laws, damage the structural integrity of the Building or to transmit vibrations or noise or cause other adverse effects beyond the Premises to an extent not customary in first class laboratory buildings, unless Tenant implements measures that are acceptable to Landlord in its reasonable discretion to avoid any such damage or transmission.
41.3.    Tenant shall comply with any roof or roof-related warranties. Tenant shall obtain a letter from Landlord’s roofing contractor within thirty (30) days after completion of any Tenant work on the rooftop stating that such work did not affect any such warranties. Tenant, at its sole

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cost and expense, shall inspect the Rooftop Installation Area at least annually, and correct any loose bolts, fittings or other appurtenances and repair any damage to the roof caused by the installation or operation of Tenant’s Rooftop Equipment. Tenant shall not permit the installation, maintenance or operation of Tenant’s Rooftop Equipment to violate any Applicable Laws or constitute a nuisance. Tenant shall pay Landlord within thirty (30) days after demand (a) all applicable taxes, charges, fees or impositions imposed on Landlord by Governmental Authorities as the result of Tenant’s use of the Rooftop Installation Areas in excess of those for which Landlord would otherwise be responsible for the use or installation of Tenant’s Rooftop Equipment and (b) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Tenant’s Rooftop Equipment.
41.4.    If Tenant’s Equipment (a) causes physical damage to the structural integrity of the Building or (b) interferes with any telecommunications, mechanical or other systems located at or near or servicing the Premises that were installed prior to the installation of Tenant’s Rooftop Equipment, in each case in excess of that permissible under Federal Communications Commission regulations, then Tenant shall cooperate with Landlord to determine the source of the damage or interference and promptly repair such damage and eliminate such interference, in each case at Tenant’s sole cost and expense, within ten (10) days after receipt of notice of such damage or interference (which notice may be oral; provided that Landlord also delivers to Tenant written notice of such damage or interference within twenty-four (24) hours after providing oral notice).
41.5.    Landlord reserves the right to cause Tenant to relocate Tenant’s Rooftop Equipment to comparably functional space on the roof or in the penthouse of the Building by giving Tenant prior written notice thereof. Landlord agrees to pay the reasonable costs thereof. Tenant shall arrange for the relocation of Tenant’s Rooftop Equipment within sixty (60) days after receipt of Landlord’s notification of such relocation. In the event Tenant fails to arrange for relocation within such sixty (60)-day period, Landlord shall have the right to arrange for the relocation of Tenant’s Rooftop Equipment in a manner that does not unnecessarily interrupt or interfere with Tenant’s use of the Premises for the Permitted Use.
41.Options to Extend Term. Tenant shall have two (2) options (each, an ”Option”) to extend the Term by five (5) years each as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Term pursuant to an Option shall be on all the same terms and conditions as this Lease, except as follows:
42.1.    Base Rent at the commencement of each Option term shall equal the then-current fair market value for comparable office and laboratory space in the Torrey Pines submarket of comparable age, quality, level of finish and proximity to amenities and public transit (“FMV”), and in each case shall be further increased on each annual anniversary of the Option term commencement date by three percent (3%). Tenant may, no more than fifteen (15) months prior to the date the Term is then scheduled to expire, request Landlord’s estimate of the FMV for the next Option term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant gives written notice to exercise an Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (a)

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the size of the Premises, (b) the length of the Option term, (c) rent in comparable buildings in the relevant submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (d) Tenant’s creditworthiness and (e) the quality and location of the Building and the Project. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising an Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the Torrey Pines laboratory/research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the American Arbitration Association or any successor organization thereto (the “AAA”). The Baseball Arbitrator selected by the parties or designated by the AAA shall (y) have at least ten (10) years’ experience in the leasing of laboratory/research and development space in the Torrey Pines submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the applicable Option term. If, as of the commencement date of an Option term, the amount of Base Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Term. After the final determination of Base Rent payable for the Option term, the parties shall promptly execute a written amendment to this Lease specifying the amount of Base Rent to be paid during the applicable Option term. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.
42.2.    No Option is assignable separate and apart from this Lease.
42.3.    An Option is conditional upon Tenant giving Landlord written notice of its election to exercise such Option at least twelve (12) months prior to the end of the expiration of the then-current Term, but in no event earlier than fifteen (15) months prior to the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of an Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise an Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of an Option after the date provided for in this Section.
42.4.    Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise an Option:
(a)    During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in monetary or material, non-monetary default under any provisions

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of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or
(b)    At any time after any Default as described in Article 31 of the Lease (provided, however, that, for purposes of this Subsection 42.4(b), Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or
(c)    In the event that Tenant has defaulted in the performance of any its monetary obligations under this Lease three (3) or more times and a service or late charge has become payable under Section 31.1 for each of such monetary defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise an Option, whether or not Tenant has cured such defaults.
42.5.    The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 42.4.
42.6.    All of Tenant’s rights under the provisions of an Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of such Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted in the performance of any of its monetary obligations under this Lease three (3) or more times and a service or late charge under Section 31.1 has become payable for any such default, whether or not Tenant has cured such defaults.
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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.
LANDLORD:
BMR-10255 SCIENCE CENTER LP,
a Delaware limited partnership
By:    /s/ Jonathan P. Klassen
Name:    Jonathan P. Klassen
Title:    Senior Vice President

TENANT:
AFFYMETRIX, INC.,
a Delaware corporation
By:    /s/ Frank Witney
Name:    Frank Witney
Title:    Chief Executive Officer
By:    /s/ Tony Ward
Name:    Tony Ward
Title:    Senior Vice President, General Manager

[Signature Page to Lease]